UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DESTINATION XL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DESTINATION XL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 9, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Destination XL Group, Inc. (the “Company”) will be held at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021 at 9:30 A.M., local time, on Thursday, August 9, 2018 for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
2.	To approve, on an advisory basis, named executive officer compensation.
3.

To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation to modify certain protective transfer restrictions designed to preserve our ability to utilize our net operating loss (“NOL”) carryforwards.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of all nine nominees to serve as directors of the Company, (ii) FOR the approval, on an advisory basis, of named executive officer compensation, (iii) FOR the approval of the amendment to our Certificate of Incorporation, and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

Along with the attached Proxy Statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

The Board of Directors has fixed the close of business on June 26, 2018 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.  Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  A list of the stockholders of record as of the close of business on June 26, 2018 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 26, 2018 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person.  Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting.

By order of the Board of Directors,

/s/ ROBERT S. MOLLOY

ROBERT S. MOLLOY

Secretary

Canton, Massachusetts

July 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 9, 2018:

The Proxy Statement and 2018 Annual Report to Stockholders are available at:

http://investor.destinationxl.com/financial-information/annual-reports

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 9, 2018

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose and Distribution of Proxy Materials

This Proxy Statement and the enclosed form of proxy are being mailed to our stockholders on or about July 13, 2018, in connection with the solicitation by the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021 at 9:30 A.M., local time, on Thursday, August 9, 2018 and at any and all adjournments thereof (the “Annual Meeting”). This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

Stockholders Entitled to Vote

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 26, 2018, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were 49,143,012 shares of common stock issued and outstanding.  Each share is entitled to one vote at the Annual Meeting.

How to Vote

Stockholders of record may vote by mail or in person at the meeting.  If you choose to vote by mail, please complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.

Voting Instructions

When a proxy is returned properly executed, the shares represented will be voted in accordance with the stockholder’s instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all nine nominees to serve as directors of the Company, (ii) FOR the approval, on an advisory basis, of named executive officer compensation, (iii) FOR the approval of an amendment to our Restated Certificate of Incorporation, (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, for the fiscal year ending February 2, 2019 and (v) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. We are not aware of any other matter that may be properly presented at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.  If you do not give voting instructions to your broker or bank, your broker or bank does not have discretion to vote your shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm. A broker “non-vote” occurs when the a broker or bank who is the record holder of the shares does not vote on a particular proposal, either because it does not have discretionary voting power to vote the shares or has not received voting instructions from the beneficial owner.  A broker or bank does not have discretion to vote uninstructed shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm, which is considered a “routine” proposal.

As a result, if you are not the record holder of your shares, it is critical that you provide instructions to your broker or bank if you want your vote to count.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy at any time before it has been exercised as follows:

•	by attending the Annual Meeting and voting in person; or
•

by filing with the Secretary of the Company, c/o the Company at 555 Turnpike Street, Canton, Massachusetts 02021, either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

If you are not a record holder and your shares are held by your broker or bank, you must contact your broker or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum.

Approval of a Proposal

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is required for Proposal 3 in order to approve the amendment to our Certificate of Incorporation.  A majority of the votes properly cast is required for approval of all other matters.  However, as described in more detail in Proposal 2 below, Proposal 2 is an advisory vote and non-binding. Votes cast means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy.

With respect to Proposal 3, abstentions and broker non-votes will have the effect of votes “against” Proposal 3. With respect to all other matters presented at the Annual Meeting, abstentions and non-votes will not be deemed to be votes “cast” with respect to such matters and will not count as votes “for” or “against” such matter. Votes will be tabulated by our transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

PROPOSAL 1

ELECTION OF DIRECTORS

In June 2018, in accordance with our Fourth Amended and Restated By-Laws (the “By-Laws”), our Board increased the number of members of the Board of Directors from nine directors to ten directors with the appointment of Lionel F. Conacher to the Board.  Oliver Walsh, who was elected a director in August 2017, has decided not to stand for re-election in order to focus on a new endeavor, but will remain on the Board until the Annual Meeting.  The Board has determined not to fill the resulting vacancy at this time, and the size of the Board will be reduced from ten directors to nine directors effective at the Annual Meeting.

At the Annual Meeting, nine nominees will be elected to serve on the Board until the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  Accordingly, the Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Seymour Holtzman, David A. Levin, John E. Kyees, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Ward K. Mooney, Mitchell S. Presser and Ivy Ross as nominees, all of whom currently serve as members of our Board.  Each of the nominees has agreed to stand for re-election and to serve if elected.

Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, John E. Kyees, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Ward K. Mooney, Mitchell S. Presser and Ivy Ross.  Although management expects all nominees to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.  Cumulative voting is not permitted.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Any abstentions and broker non-votes will not be counted as votes cast on this proposal and, accordingly, will have no effect.

Recommendation

Our Board recommends that you vote “FOR”

the election of the nine individuals named above as directors of our Company.

Set forth below is certain information regarding our current directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director within the past five years, their respective ages as of June 15, 2018 and the year in which each became a director of our Company:

Name (1)	Age	Director Since	Audit (2)	Compensation (3)	Nominating and Corporate Governance (4)	Cybersecurity and Data Privacy (5)	Marketing Strategy (6)
Seymour Holtzman, Executive Chairman of the Board and Director	82	2000
David A. Levin, President and Chief Executive Officer	67	2000
John E. Kyees, Lead Independent Director	71	2010	X			C
Jack Boyle, Director	50	2017			X		X
Lionel F. Conacher (7)	56	2018
Willem Mesdag, Director	64	2014	X	C
Ward K. Mooney, Director	69	2006	C	X
Mitchell S. Presser, Director	53	2007		X	C
Ivy Ross, Director	62	2013			X	X	C

C= current member and committee chairperson

X= current member of the committee

(1)

Oliver Walsh notified the Company that he would not stand for re-election at the Annual Meeting.   Mr. Walsh will continue to serve on the Marketing Strategy and the Cybersecurity and Data Privacy Committees until August 9, 2018.

(2)	Mr. Mooney has been Chairman of the Audit Committee since June 1, 2017. Mr. Kyees was appointed to the Audit Committee on June 1, 2017.
(3)

Mr. Mesdag has been Chairman of the Compensation Committee since February 2, 2017. Mr. Kyees was a member of the Compensation Committee until February 2, 2017 and his seat was not filled.  Mr. Presser was appointed to the Compensation Committee on August 3, 2017.

(4)	Ms. Ross was appointed to the Nominating and Corporate Governance Committee on April 1, 2017. Mr. Boyle was appointed to the Nominating and Corporate Governance Committee on August 3, 2017.
(5)	Mr. Presser was a member of the Cybersecurity and Data Security Committee until August 3, 2017.
(6)	The Marketing Committee was formed by the Board of Directors on August 3, 2017.
(7)	Mr. Conacher was appointed a director of the Company on June 11, 2018, and will be appointed to serve on committees following the Annual Meeting.

Seymour Holtzman has served as our Executive Chairman of the Board since August 2014. From April 2000 to August 2014, Mr. Holtzman served as our Chairman of the Board.  Mr. Holtzman has been involved in the retail business for over 40 years. For many years, he has been the president and chief executive officer of Jewelcor, Incorporated, a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was chairman of the board and also chief executive officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years Mr. Holtzman has served as chairman and chief executive officer of Jewelcor Management, Inc., a company primarily involved in investment and management services.  Mr. Holtzman is the chief executive officer and an indirect owner of C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment, and is the managing member of Luxury Swiss, LLC, a retail Rolex watch establishment. Mr. Holtzman was formerly an officer of Homeclick LLC, which is currently the subject of an assignment for the benefit of creditors insolvency proceeding. Mr. Holtzman is a successful entrepreneur with extensive experience working with public companies and provides valuable insight to the Board with respect to strategic planning.

David A. Levin has been our President and Chief Executive Officer and a director since April 2000.  From 1999 to 2000, he served as the executive vice president of eOutlet.com. Mr. Levin was president of Camp Coleman, a division of The Coleman Company, from 1998 to 1999.  Prior to that, Mr. Levin was president of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also president of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995.  Mr. Levin has worked in the retail industry for over 30 years. In May 2017, Mr. Levin joined the board of directors of Lumber Liquidators, a publicly-traded company. Mr. Levin previously served on the board of directors of Christopher & Banks Corporation, a publicly-traded company. Mr. Levin has extensive knowledge of our Company and valuable experience in merchandising and marketing initiatives.  In his role as Chief Executive Officer he also acts as a liaison between the Board and management.

Jack Boyle has been a director since August 2017.  Since December 2017, Mr. Boyle has been the co-president of North America direct to consumer/omni channel for Fanatics, Inc., a market leader for officially licensed sports merchandise, and originally joined the company as president of merchandising in June 2012. Prior to Fanatics, Inc., from February 2005 to June 2012, Mr. Boyle was the executive vice president, general merchandising manager of women’s apparel, intimate, cosmetics and accessories for Kohl’s Corporation. From October 2003 to February 2005, he served as senior vice president, divisional merchandise manager of women’s apparel for Kohl’s Corporation, vice president of junior sportswear from July 2000 to October 2003 and vice president of planning/allocation for women's apparel from December 1999 to July 2000.  From June 1990 to December 1999, Mr. Boyle held various merchandise positions, including divisional merchandise manager of women’s at May Company.  Mr. Boyle brings to the board extensive experience in merchandising, brand management and omni-channel leadership.

Lionel F. Conacher was appointed a director in June 2018.  Since January 2011, Mr. Conacher has been a senior advisor for Altamont Capital Partners LLC (“ACP”), a private equity firm.  Prior to joining ACP, from April 2008 until July 2010, Mr. Conacher was the president and chief operating officer of Thomas Weisel Partners, an investment bank.  Additionally, Mr. Conacher served as the chairman of Wunderlich Securities, an investee company of ACP, from December 2013 until July 2017.  He currently is a member of the board of directors of Dakine, a designer and manufacturer of sportswear and sports equipment for the snowboard, ski, surf, skate, bike, kite, and wind communities, and Mervin Manufacturing, a leading designer and manufacturer of snow boards and other board sports equipment.  Mr. Conacher brings extensive financial and operational experience to the Board.

John E. Kyees has been a director since May 2010 and has been the Company’s Lead Independent Director since February 2017.  From February 2014 until May 2014, Mr. Kyees served as Interim Chief Financial Officer of the Company.  In 2010, Mr. Kyees retired as the chief investor relations officer from Urban Outfitters, Inc., a retail chain, after serving as chief financial officer from 2003 to 2010. Mr. Kyees serves as lead independent director and chairman of the audit committee of Vera Bradley, Inc., a publicly-traded company. Mr. Kyees is also a director and chairman of the audit committee of Arhaus Furniture, a privately-held retailer.  Mr. Kyees previously served as director and a member of the audit committee of Hot Topic, Inc., a formerly publicly-traded company. Mr. Kyees previously served as a director and member of the audit committee of Teavana, a publicly-traded company. Mr. Kyees previously served as a director and member of the audit committee of Rackwise, Inc., a publicly-traded company.  Mr. Kyees brings to the Board extensive executive-level retail experience having served as chief financial officer for several prominent retailers.  His insight with respect to merchandising, operational activities and finance is an asset to our Board.

Willem Mesdag has been a director since January 2014.  Since January 2005, Mr. Mesdag has been the managing partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. He also serves on the boards of Heidrick & Struggles International, Inc., and Yuma Energy, Inc., both of which are publicly-traded companies.  He previously served on the boards of 3i Group plc, Cost Plus, Inc., Encore Capital Group, Inc., Nature’s Sunshine Products, Inc. and Skandia Group AB, all of which are publicly-traded companies. Having had an extensive career in international investment banking and finance, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues and corporate governance.

Ward K. Mooney has been a director since July 2006. Mr. Mooney was a co-founder of Crystal Financial LLC, formerly Crystal Capital, and served as its CEO from April 2010 until his retirement in December 2017.  From April 2006 to April 2010, Mr. Mooney was the Senior Managing Partner of Crystal Capital.  Prior to April 2006, Mr. Mooney was the president of Bank of America Retail Finance Group and managing partner of Back Bay Capital, which Mr. Mooney co-founded and both of which were formerly Bank of Boston businesses.  Mr. Mooney provides the Board with valuable insight with respect to his extensive experience as a lender in the retail industry.  The Board has determined that Mr. Mooney’s extensive knowledge and experience in finance qualifies him as an audit committee financial expert.

Mitchell S. Presser has been a director since May 2007.  Since July 2014, Mr. Presser has been a partner and the head of U.S. M&A at Freshfields Bruckhaus Deringer LLP.  From January 2014 until July 2014, Mr. Presser was a senior advisor to Paine Schwartz Partners (formerly Paine & Partners, LLC), a private equity firm.  From November 2006 to December 2013, Mr. Presser was a founding partner of Paine & Partners, LLC.  Prior to that, Mr. Presser was a partner with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers & acquisitions.  Mr. Presser has served as a director on the boards of several privately-held companies.  Mr. Presser’s extensive experience in private equity and strategic planning provides valuable insight to the Board.

Ivy Ross has been a director since January 2013.  In May 2014, Ms. Ross joined Google as head of Glass and is currently a vice president, design for hardware products at Google.  From July 2011 until April 2014, Ms. Ross was the chief marketing officer of Art.com from where she oversaw the company's marketing, branding, merchandising and user-experience functions. Prior to Art.com, from June 2008 to June 2011, Ms. Ross was EVP of marketing for the Gap brand, and also acted as the creative catalyst for all brands within Gap, Inc. Ms. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. She also has served on Proctor and Gamble’s design board since its inception.  With her industry insight and marketing expertise, Ms. Ross provides a valuable perspective to the Board as we continue to build our DXL brand.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Current Non-Director Executive Officers

Peter H. Stratton, Jr., 46, has been our Executive Vice President, Chief Financial Officer and Treasurer since November 2017.  Prior to that, Mr. Stratton served as our Senior Vice President, Chief Financial Officer and Treasurer from June 2014 to November 2017.  From August 2009 to June 2014, Mr. Stratton was our Senior Vice President of Finance, Corporate Controller and Chief Accounting Officer.  Mr. Stratton joined the Company in June 2009 as Vice President of Finance. Prior to joining the Company, Mr. Stratton served as the senior director of corporate accounting at BearingPoint, Inc. from May 2007 to June 2009.  Prior to May 2007, Mr. Stratton held various finance and accounting leadership positions at Legal Sea Foods, Inc., Shaw’s Supermarkets, Inc. and Cintas Corporation.

Francis Chane, 55, has been our Senior Vice President of Supply Chain and Customer Fulfillment since June 2011.  Mr. Chane joined the Company in June 2008 as our Vice President of Distribution & Logistics. Prior to joining our Company, Mr. Chane was the vice president operations & facilities for Redcats USA, a division of the French multi-national company PPR, from 1999 to June 2008.  Prior to that, Mr. Chane held various leadership positions with WearGuard Corporation, a division of Aramark Corporation.

John F. Cooney, 35, has been our Vice President of Finance and Managing Director, Corporate Controller and Chief Accounting Officer since May 2018 and was our Vice President of Finance, Corporate Controller and Chief Accounting Officer since May 2015 and our Vice President of Finance and Corporate Controller since June 2014.  From November 2010 until June 2014, Mr. Cooney was our Director of Financial Accounting and Reporting.  Prior to joining the Company, Mr. Cooney was an audit manager with PricewaterhouseCoopers LLP, which he joined in August 2004.

Jim Davey, 53, joined the Company in March 2018 as our Executive Vice President and Chief Marketing Officer.  Prior to joining the Company, Mr. Davey was vice-president of global marketing for Timberland, a VF corporation brand.  From August 2009 to March 2012, Jim oversaw global brand marketing, communications, digital marketing, and creative services for Timberland’s footwear and apparel businesses and from March 2012 to March 2018, was additionally responsible for all Timberland’s North American wholesale, retail, and e-commerce marketing. Prior to joining Timberland, Mr. Davey was senior vice-president of marketing and retail development for Nickelodeon & Viacom Consumer Products and served as their vice-president of hard lines from 2001 to 2009.   Prior to 2001, he held senior marketing positions with Polaroid and LEGO Systems, Inc.  Mr. Davey has over 25 years of experience building lifestyle brands in categories from toys to entertainment to footwear and apparel.

Anthony J. Gaeta, 48, has been our Senior Vice President of Store Sales and Operations since November 2017. Mr. Gaeta joined the Company in April 2010 as a Zone Vice President and was promoted to Vice President of Store Operations and Training in November 2013 before being named to his current position. Prior to joining the Company, Mr. Gaeta was a regional manager for Men’s Wearhouse from September 2007 until April 2011 and, prior to that, a regional vice president for After Hours Formalwear from March 2006 until September 2007. Mr. Gaeta has over 25 years of retail sales management experience.

Mary S. Luttrell, 56, has been our Senior Vice President of Marketing since January 2017.  From November 2012 until January 2017, Ms. Luttrell was our Vice President of Brand and Marketing. From April 2006 until November 2012, Ms. Luttrell was our Vice President of Advertising.  Ms. Luttrell originally joined the Company in October 2000 and held prior positions of Senior Marketing Manager (October 2000 until February 2001) and Advertising Director (February 2001 until April 2006).  Prior to joining the Company in October 2000, Ms. Luttrell was the manager of media advertising at Hills department stores and worked on the advertising agency side managing many retail accounts.

Robert S. Molloy, 58, has been our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary since May 2018, having previously served as the Company’s Senior Vice President, General Counsel since April 2010 and Secretary of the Company since May 2014.  From February 2008 until April 2010, Mr. Molloy was our Vice President and General Counsel. Prior to joining the Company, Mr. Molloy served as the vice president, assistant general counsel at Staples, Inc. from May 1999 to February 2008.  Prior to May 1999, Mr. Molloy was a trial attorney.

Brian S. Reaves, 57, has been our Executive Vice President and Chief Customer Officer since November 2017.  Prior to that, Mr. Reaves served as our Senior Vice President and Chief Sales Officer since November 2014.  From May 2010 until November 2014, Mr. Reaves was our Senior Vice President of Store Sales and Operations.  Prior to joining our Company, Mr. Reaves was the vice president – outreach and group sales for David’s Bridal from 2007 to 2009.  Before that, Mr. Reaves was the senior vice president of sales for The Bridal Group from 2004 to 2007.

Walter E. Sprague, 69, has been our Senior Vice President of Human Resources since May 2006.  From August 2003 through April 2006, Mr. Sprague was our Vice President of Human Resources.  Prior to joining our Company, Mr. Sprague was the managing director northeast for Marc-Allen Associates, a nationwide executive recruiting firm.  From 1996 to 2002, Mr. Sprague was the assistant vice president – senior director of human resources for Foot Locker Inc. and, prior to that, the assistant vice president – senior director of human resources for Woolworth Corporation, the predecessor company to Foot Locker Inc.

Allison Surette, 37, has been our Senior Vice President General Merchandise Manager since May 2018.  Prior to that, Ms. Surette was Vice President Merchandise Manager of Private Label, Active, Young Men’s and Outerwear since September 2016.  Ms. Surette joined the Company in May 2006 as an Associate Planner and in June 2008 she transitioned into Merchandising as an Associate Buyer for Branded Collections.  From October 2010 to January 2014, she served as a Buyer of Traditional Branded Collections and Buyer of Private Label Sportshirts and Outerwear. From January 2014 to September 2016, she was the Senior Buyer of Private Label Sportshirts and Outerwear. Prior to joining the Company, Ms. Surette was a planner for TJX from June 2003 until May 2006.

Former Non-Director Executive Officers

Angela Chan, 51, was our Senior Vice President, Chief Sourcing Officer and Global Business Development from January 2017 to January 2018.  Prior to that, Ms. Chan was our Senior Vice President and Chief Sourcing Officer since February 2015.  From March 2013 to February 2015, Ms. Chan was our Senior Vice President of Global Sourcing and Product Development. Prior to that, from May 2010 to March 2013, Ms. Chan was our Vice President of Global Sourcing.  Ms. Chan joined the Company in February 2009 as our Director of Global Sourcing. Prior to joining our Company, from October 2007 to December 2008 Ms. Chan was the senior product manager for Redcats USA.  From 2007 to 2009, Ms. Chan was an independent retail consultant and analyst with the Gerson Lehrman Group and in 2006, she held the positions of director and executive vice president of global sourcing for Rocawear.  Prior to that, Ms. Chan was the founder & partner of several apparel manufacturing companies & franchise restaurants. She also held various merchandising management positions with Macy’s corporate in New York and Hong Kong.

Kenneth M. Ederle, 53, was our Senior Vice President and Chief Merchandising Officer from April 2013 until May 2018. From April 2015 to November 2017, his role also included Planning and Allocation.  Prior to that, from May 2011 until April 2013, Mr. Ederle was our Senior Vice President – General Merchandising Manager DXL. Mr. Ederle served as our Vice President, General Merchandise Manager of Rochester Clothing from August 2008 until May 2011.  From January 2008 to August 2008, Mr. Ederle was our Merchandise Manager of Sportswear for Rochester Clothing and prior to that was one of our Merchandise Managers for Casual Male from November 2006 to December 2007.  Prior to joining the Company in 2006, Mr. Ederle was a senior buyer and senior planner for Limited Brands.

Sahal S. Laher, 42, was our Senior Vice President, Chief Digital and Information Officer from January 2017 until May 2018. Prior to joining the Company, from March 2013 until January 2017, he served as executive vice president of digital, innovation and technology, global CIO for Brook Brothers Group. Prior to that, from April 2009 to February 2013, he was the global chief information officer at Stride Rite Corporation. Mr. Laher also held senior strategic consulting positions at Deloitte Consulting, Andersen Consulting and Data General Corporation.

Peter E. Schmitz, 58, was our Senior Vice President and Chief Real Estate Officer from June 2013 until May 2018.  Prior to that, Mr. Schmitz was our Senior Vice President, Real Estate and Store Development.  Prior to joining the Company in August 2007, Mr. Schmitz was the vice president of real estate for Brooks/Eckerd Pharmacy Chain from October 1995 to August 2007.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of ten members, but will be reduced to nine members at the Annual Meeting, when Mr. Walsh steps down at the end of his term.

Our Board met 13 times during our fiscal year ended February 3, 2018 (“fiscal 2017”).  All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which each director served. We believe that it is important for the members of the Board to attend Annual Meetings of Stockholders. Last year, all members of the Board attended the Annual Meeting of Stockholders held on August 3, 2017.

Corporate Governance Highlights

We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the SEC and Nasdaq. To assist the Board in fulfilling its responsibilities, we have adopted certain Corporate Governance Guidelines (the "Governance Guidelines"). Many features of our corporate governance principles are discussed in other sections of this proxy statement, but some of the highlights are:

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).
•

Majority Vote for Uncontested Director Elections.  Under our By-Laws, in an uncontested election, a majority of the votes properly cast is required for the election of our directors.  In the case of a contested election, a plurality vote will be required for the election of directors.  If a nominee for director does not receive the approval of a majority of the votes properly cast in an uncontested election, our By-Laws provide that the director will promptly tender to the Board his or her offer of resignation. The Nominating and Corporate Governance Committee of the Board will then consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation.

•

Independent Board and Committees.  The majority of our Board is comprised of independent directors.  All members of our Board’s Audit, Compensation and Nominating and Corporate Governance committees are independent directors, and none receives compensation from us other than for service on our Board or its committees. Pursuant to a temporary consulting agreement, Mr. Walsh served as our Interim Chief Marketing Officer from August 2017 to December 2017, during which time he was not considered an independent director and did not receive any director compensation.

•

Lead Independent Director. On February 2, 2017, the Board approved the addition of a Lead Independent Director position, if the Chairman of the Board is not independent.  Accordingly, on February 2, 2017, Mr. Kyees was appointed Lead Independent Director.

•

Independent Executive Sessions.  Our Board holds executive sessions on at least a semi-annual basis, where independent directors meet without the Executive Chairman or Mr. Levin. In addition, periodically throughout the year, the full Board, including the Executive Chairman, may meet without management participation.

•

Stock Ownership Guidelines.  Each non-employee director is required to receive at least 50% of his or her retainer in equity, in the form of options, shares or deferred stock or any combination thereof.  Such equity may not be sold by the director without the approval of the Board while each director is still serving on the Board.  While we do not have any required guidelines for stock ownership for members of senior management, we do encourage our senior management to have ownership in our Company.

•

No Hedging of Company Securities.  Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security.

•	No Stockholder Rights Plan. We do not currently have a stockholder rights plan in effect and are not currently considering adopting one.
•	Vote Required for Merger or Business Combination. A majority vote of the outstanding shares entitled to vote is needed for the stockholders to approve a merger or business combination.
•

Claw-back Policy.  Our employment agreements with members of our senior management and our long-term incentive plans contain claw-back provisions that provide for remedies in the event we learn, after the senior executive is terminated by us other than for “justifiable cause,” that the senior executive could have been terminated for “justifiable cause.” Although the final rules have not yet been promulgated, the Dodd-Frank Act will also require that we implement a policy providing for the recovery of erroneously paid incentive-based compensation following a required accounting restatement.

•

Directors Overboarding Policy. No director can serve on more than five public company boards. In addition, no director who is a named executive officer can serve on more than one public company board besides that of our Company.

Independent Directors

A majority of the members of the Board are “independent” under the rules of the Nasdaq Global Select Market (“Nasdaq”).  The Board has determined that the following directors are independent: Messrs. Boyle, Conacher, Kyees, Mesdag, Mooney, Presser and Ross.  Mr. Walsh has been an independent director of the Cybersecurity and Data Privacy Committee and the Marketing Strategy Committee.  However, during the period August 14, 2017 to December 18, 2017, he served as our Interim Chief Marketing Officer, and during that time he was not deemed independent and did not receive any compensation for his services as a director.

Committees of the Board

Our Board has five standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee, the Cybersecurity and Data Privacy Committee and the Marketing Strategy Committee.  Each committee is comprised of directors who are “independent” under the rules of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) has a written charter, which can be found under “Corporate Governance– Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com. The Nominating Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Nominating Committee shall determine from time to time, recommending to the Board individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to our Company. The Nominating Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The current members of the Nominating Committee are Messrs. Presser and Boyle and Ms. Ross, each of whom is “independent” under the rules of Nasdaq.  The Nominating Committee met eight times during fiscal 2017.

The Board's current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Nominating Committee, and conduct inquiries it deems appropriate.  The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time.

While the Nominating Committee does not have a formal diversity policy for Board membership and identifies qualified candidates without regard to race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.  In that regard, in considering candidates for the Board, the Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills and experience.  The Board believes that the use of these general criteria, along with the minimum qualifications listed below, will result in nominees who represent a mix of backgrounds and experiences that will enhance the quality of the Board.

At a minimum, the Nominating Committee must be satisfied that each nominee, both those recommended by the Nominating Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.
•

The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.

•

The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.

•

The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates can be found in Section 4.15 of our By-Laws.

Except where we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate.  The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.  The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.  Accordingly, there are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders.  In identifying and evaluating candidates for membership on the Board, the Nominating Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act.  The Audit Committee is currently comprised of Messrs. Kyees, Mesdag and Mooney.  Each of the members of the Audit Committee is independent, as independence for Audit Committee members is defined under the rules of Nasdaq.  Messrs. Mooney and Kyees each qualify as an audit committee financial expert under the rules of the SEC.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance- Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The purpose of the Audit Committee is to (i) assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2017, the Audit Committee met six times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to executive compensation.  The Compensation Committee also reviews and independently approves, or makes recommendations to the full Board, all stock-based compensation awards to our executive officers under our equity incentive plans.  The Compensation Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Compensation Committee met six times during fiscal 2017.  The current members of the Compensation Committee are Messrs. Mesdag, Mooney and Presser, each of whom is “independent” under the rules of the Nasdaq. Mr. Kyees served on the Compensation Committee until February 2, 2017 and his seat was not filled.

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement is included in this Proxy Statement.  Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Cybersecurity and Data Privacy Committee

On January 28, 2016, upon the recommendation of the Nominating Committee, the Board of Directors approved the formation of the Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) to oversee the monitoring and management of cyber risk and data privacy in the Company.  The Cybersecurity Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The current members of the Cybersecurity Committee are Messrs. Kyees and Walsh and Ms. Ross.  The Cybersecurity Committee met three times during fiscal 2017.

The Cybersecurity Committee operates under a written charter, which can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

Marketing Strategy Committee

On August 3, 2017, the Board of Directors approved the formation of the Marketing Strategy Committee to assist the Board in its oversight of the strategic goals and objectives of the Company’s marketing and brand development programs, including digital and social media initiatives and the alignment of those initiatives with the Company’s strategic goals.  The current members of the Marketing Strategy Committee are Ms. Ross, Messrs. Boyle and Walsh.  The Marketing Strategy Committee met five times during fiscal 2017.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Executive Chairman of the Board of Directors. Since 2002, Mr. Holtzman has served as our Chairman and since August 2014 as Executive Chairman. The responsibilities of the Executive Chairman are to preside at all meetings of the Board and stockholders of the Company and perform any such duties and functions as may from time to time be assigned by the Board.

Separating the positions of Chief Executive Officer and Executive Chairman allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Board to provide independent advice to and oversight of management. Although Mr. Holtzman is not an independent director, our Board believes that having Mr. Holtzman serve as Executive Chairman allows the Company to draw upon his wealth of retail experience,  extensive knowledge of the Company and history of innovative and strategic thinking.

In February 2017, the Board established the Lead Independent Director role and revised the Corporate Governance Guidelines to add the position if the Chairman of the Board is not independent, and appointed Mr. Kyees as Lead Independent Director.

As described above, our Board also has five standing committees. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks we face. The involvement of the full Board in setting our business strategy is a key part of its oversight of risk management and in determining what constitutes an appropriate level of risk for us. The full Board receives updates from our executive officers and outside advisors regarding certain risks our Company faces, including various operating risks and corporate governance best practices. At least annually, our senior management team meets to review our identified risks and compensating controls as well as any potential new risks.  The results of this risk assessment are then presented to the full Board.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation Committee oversees risks associated with our compensation policies and programs; our Cybersecurity Committee oversees the management of risks associated with cyber risk and data privacy issues; and our Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which set forth our governance principles relating to, among other things:

•	director independence;
•	director qualifications and responsibilities;
•	board structure and meetings; and
•	management succession.

A copy of the Governance Guidelines can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate website, which is at http://investor.destinationxl.com.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Financial Professionals (the “Code of Ethics”). The full text of the Code of Ethics can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate web site, which is at http://investor.destinationxl.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website.  We also have a Code of Ethics for all of our associates.  Annually, our directors and associates, including our officers, certify that they have read and are in compliance with our Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee during fiscal 2017 was at any time during fiscal 2017 or at any other time an officer or employee of our Company, other than Mr. Kyees, who was a member of the Compensation Committee until February 2, 2017.  Mr. Kyees served as the Company’s interim CFO from February 2014 until May 2014.  None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board of Directors with respect to the compensation paid to our non-employee directors.

In January 2010, the Company established a Non-Employee Director Stock Purchase Plan to provide a convenient method for its non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash for service as a director.  The substance of this plan is now encompassed within the Company’s Third Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”). There are 500,000 shares authorized for issuance under this plan for the sole purpose of satisfying elections to receive shares of common stock in lieu of cash for service as a director, of which 291,409 shares remain available for future issuances at February 3, 2018.  The Non-Employee Director Compensation Plan is a stand-alone plan and is not a sub-plan under our 2016 Incentive Compensation Plan (the “2016 Plan”).  Accordingly, shares issued under this plan do not reduce the shares available for issuance under the 2016 Plan.

For fiscal 2017, our Non-Employee Director Compensation Plan provided that non-employee directors receive an annual retainer of $102,250, which is paid in quarterly installments of $25,562.50.  Each director receives $1,500 for participation in each in-person meeting of the Board and its committees and $750 for participation in each telephonic meeting.  In addition, the Chairperson of the Audit Committee receives annual compensation of $10,000, and the Chairpersons of the Compensation Committee, Nominating and Corporate Governance Committee, Cybersecurity and Data Privacy Committee and Marketing Strategy Committee each receive annual compensation of $5,000, which is paid quarterly.  Upon the initial election to the Board, a non-employee director will receive a stock option grant of 15,000 shares under the 2016 Plan.

Each non-employee director is required to receive 50% of his or her annual retainer in equity, in the form of stock options, stock or deferred shares.  Because the Non-Employee Director Compensation Plan is not a shareholder-approved plan and the acquisition of equity must be voluntary under NASDAQ rules, we cannot utilize shares under this plan to satisfy this mandated election.  Therefore, in fiscal 2017 any grants of equity to satisfy this required election were issued from the 2016 Plan.  Any voluntary election of shares, above this 50% retainer requirement, was issued from the Non-Employee Director Compensation Plan. Stock options and deferred shares were issued from the 2016 Plan.

On February 2, 2017, the Board approved the addition of a Lead Independent Director position, if the Chairman of the Board is not independent.  On February 2, 2017, the Board appointed Mr. Kyees as Lead Independent Director.  Pursuant to the Non-Employee Director Compensation Plan, the Lead Independent Director will receive an additional annual retainer of $18,000, to be paid quarterly.

We believe that our Non-Employee Director Compensation Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company.  We believe that the total compensation that our non-employee directors receive is in line with our current peer group.

Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2017.  David A. Levin is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director.  Compensation earned by Mr. Levin is included below in the “Summary Compensation Table.”

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
Seymour Holtzman, Executive Chairman	$—	$—	$—	$281,583	(5)	$281,583
John E. Kyees, Lead Independent Director	$89,875	$51,125	$—	$—		$141,000
Jack Boyle	$27,032	$12,781	$9,690	$—		$49,503
Lionel F. Conacher (6)	$—	$—	$—	$—		$—
Willem Mesdag	$80,375	$51,125	$—	$—		$131,500
Ward K. Mooney	$80,125	$51,125	$—	$—		$131,250
Mitchell S. Presser	$81,625	$51,125	$—	$—		$132,750
Ivy Ross	$79,375	$51,125	$—	$3,750	(7)	$134,250
Oliver Walsh, former director (8)	$3,750	$—	$9,690	$127,400		$140,840
Alan S. Bernikow, former director	$17,282	$12,781	$—	$—		$30,063
Jesse Choper, former director	$56,094	$38,344	$—	$—		$94,438
George T. Porter, Jr., former director	$50,094	$38,344	$—	$—		$88,438
(1)

All non-employee directors are required to receive at least 50% of their annual retainer in the form of equity. For fiscal 2017, Mr. Presser elected to receive all compensation, including his retainer, in unrestricted shares of our common stock and Mr. Mesdag elected to receive all compensation, including his retainer, in deferred stock. Because Messrs. Boyle and Walsh, were not elected directors until August 3, 2017, they were unable to make an irrevocable election of equity prior to the start of 2017, and therefore, all fees earned were paid in cash.  Messrs. Bernikow, Choper, Mooney and Ms. Ross elected to receive 50% of their retainer in unrestricted shares of our common stock and Messrs. Kyees and Porter elected to receive 50% of their retainer in deferred stock.  As for committee meetings, Messrs. Bernikow, Choper, Porter and Ms. Ross elected to receive cash for all meetings. Mr. Kyees elected to receive his fees for meetings in a combination of 50% cash and 50% deferred shares of our common stock and Mr. Mooney elected to receive his fees in a combination of 50% cash and 50% in unrestricted shares of common stock.  If a director is entitled to a chairperson fee, Messrs. Choper and Porter and Ms. Ross elected to receive any fees in cash, Mr. Mooney elected a combination of 50% cash and 50% unrestricted shares and Mr. Kyees elected a combination of 50% cash and 50% deferred stock.  The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing by the consolidated closing price of our common stock on the grant date.  For quarterly retainer fees, the grant date is the first business day of each respective quarter.  For meetings, the grant date is the last business day of the month in which the meeting occurred and for a director’s re-election to the board, the grant date is the last business day of the month in which such re-election occurs.  Mr. Holtzman did not receive any payment for director meetings.

(2)	Represents the portion of each director’s quarterly retainer that is required to be in the form of equity.
(3)

Messrs. Boyle and Walsh were elected directors of the Company on August 3, 2017 and, accordingly, each received a stock option grant to purchase 15,000 shares of the Company stock.  The amount in the Option Award column reflects the aggregate grant date fair value of the stock option computed in accordance with ASC Topic 718.  The fair value is estimated as of the date of grant using a Black-Scholes valuation model.  Additional information regarding the assumptions used to estimate fair value of all stock option grants is included in Note A to the Consolidated Financial Statement contained in our

Annual Report on Form 10-K for the fiscal year ended February 3, 2018. There were no other grants to any of the directors in fiscal 2017.  Each director had the following number of stock options outstanding at February 3, 2018:  Mr. Kyees: 43,648; Mr. Boyle: 15,000; Mr. Mesdag: 15,000; Mr. Mooney: 25,000; Mr. Presser: 25,000; Ms. Ross: 15,000; Mr. Walsh 15,000; Mr. Bernikow 25,000; Mr. Choper: 25,000 and Mr. Porter 44,136.

(4)

In connection with the retirement of Messrs. Bernikow, Choper and Porter, the Board of Directors approved the modification of their outstanding options to extend the expiration date until July 31, 2018.  In fiscal 2017, the Company recorded additional compensation of $16,932 in connection with these modifications.

(5)	Mr. Holtzman received compensation from us pursuant to Employment and Chairman Compensation Agreement. See “Executive Chairman Compensation” below for additional information.
(6)	Mr. Conacher was not a director during fiscal 2017 and therefore received no compensation.
(7)

Ms. Ross received a cash payment of $3,750, paid in three quarterly installments, to serve as Chair to the Company’s Interim Marketing Advisory Group, prior to the formation of the Marketing Advisory Committee on August 3, 2017.

(8)

On August 17, 2017, Mr. Walsh entered into a temporary consulting agreement with the Company to serve as the Interim Chief Marketing Officer, while the Company searched for a Chief Marketing Officer.  Pursuant to the terms of the temporary consulting agreement, Mr. Walsh was entitled to receive compensation at a rate of $7,000 per week plus reimbursement for all business and travel expenses.  Because of the related party relationship, the temporary consulting agreement was approved by the Company’s Audit Committee. The temporary consulting agreement ended on December 18, 2017.  For fiscal 2017, Mr. Walsh received total compensation pursuant to the temporary consulting agreement, excluding reimbursement of expenses, of $127,400. While Mr. Walsh was serving as Interim Chief Marketing Officer he did not receive any director compensation for this attendance at board meetings or committee meetings.

Executive Chairman Compensation

Mr. Holtzman is compensated for his services pursuant to an Employment and Chairman Compensation Agreement.  Pursuant to that agreement, Mr. Holtzman serves as both an employee of the Company, reporting to the Board of Directors, and as Executive Chairman, with the duties of the Chairman of the Board set forth in our By-Laws.  The initial term of the agreement is for two years.  The agreement can be automatically extended for an additional one-year term on each anniversary date. Accordingly, the current expiration date of the agreement is August 7, 2019.  As compensation, Mr. Holtzman receives an annual base salary of $24,000 for his employment services and an annual compensation of $200,000 for his services as Executive Chairman.

Section 6.2(A) of our By-Laws states that the Chairman of the Board is to preside at all meetings of the Board of Directors and stockholders of the Corporation and perform such other duties and functions as may from time to time be assigned by the Board of Directors

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs, and discusses the compensation paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and other executive officers for fiscal 2017 (collectively, our “Named Executive Officers”).  While not mandated by SEC rules, we have voluntarily chosen to disclose the compensation of Mr. Reaves because two of our three most highly compensated executive officers in fiscal 2017 left the Company in May 2018.

Our Named Executive Officers for fiscal 2017 were:

➢	David A. Levin, President and CEO
➢	Peter H. Stratton, Jr., Executive Vice President, Chief Financial Officer and Treasurer
➢	Brian S. Reaves, Executive Vice President and Chief Customer Officer
➢	Robert S. Molloy, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
➢	Kenneth M. Ederle, Former Senior Vice President and Chief Merchandising Officer
➢	Sahal S. Laher, Former Senior Vice President, Chief Digital and Information Officer

On March 23, 2018, we announced Mr. Levin’s plan to retire as President, CEO and director of the Company by the end of 2018.  In connection with this announcement, we entered into a Transition Agreement with Mr. Levin, which modifies and supplements certain terms of Mr. Levin’s existing employment agreement.  See “Employment Agreements-Chief Executive Officer” below for a detailed discussion of the transition and its associated costs.

On May 16, 2018, we committed to a corporate restructuring plan (“Restructuring”) to better align the Company’s expense structure with its revenues.  The Restructuring eliminated approximately 56 corporate positions, which represented 15% of the Company’s corporate workforce, or 2% of its total workforce. Approximately 36 corporate employees were notified of their terminations on May 16, 2018, including Messrs. Ederle and Laher, and 20 open corporate positions will not be filled.

Fiscal 2017 Financial Highlights

The Company’s key objective for fiscal 2017 was to grow revenue through new marketing initiatives to build brand awareness, increase store traffic, acquire new customers and grow our e-commerce business.  We significantly increased our marketing budget in fiscal 2017 in order to drive traffic to our stores and website through enhanced media and digital strategies. While our aided brand awareness increased to 42% by the end of fiscal 2017 from 34% at the end of fiscal 2016, our marketing initiatives did not drive the increase in customer traffic we had anticipated and resulted in comparable sales growth of 0.9%.  For fiscal 2017, we increased the number of customers by 3.2% from fiscal 2016.

For fiscal 2017, we had a net loss of $(18.8) million, or $(0.39) per diluted share, compared with a net loss of $(2.3) million, or $(0.05) per diluted share, in fiscal 2016.  The decrease of $(0.34) per diluted share was primarily due to an increase of $11.3 million, or $(0.23) per diluted share, in marketing expense and $3.7 million, or $(0.08) per diluted share, of impairment charges.  EBITDA excluding impairment charges (“Adjusted EBITDA”), a non-GAAP measure, decreased $14.5 million to $17.1 million, compared to $31.6 million in fiscal 2016, primarily due to the increase in marketing expense and, to a lesser extent, increases in store payroll and other supporting costs associated with a larger DXL store base and e-commerce initiatives.  EBITDA in fiscal 2016 benefited from a significantly reduced marketing budget, which had a negative impact on brand awareness, customer traffic and customer acquisition.

After accounting for the increased marketing expense, inventory management and a reduction in capital expenditures, we generated $8.4 million of free cash flow, a non-GAAP measure, in fiscal 2017, compared to $5.8 million in fiscal 2016, with which we reduced our total debt by $3.7 million and repurchased $4.7 million of our common stock. Please see “Appendix B-Non-GAAP Financial Measures” for a reconciliation of Net Loss to EBITDA and Cash Flow from Operating Activities to Free Cash Flow.

Fiscal 2017 Executive Compensation Highlights

We believe that the compensation of our Named Executive Officers should be aligned with the performance of the Company.  The Company’s financial performance in fiscal 2017 did not meet expectations and, consequently, total compensation earned by our Named Executive Officers in fiscal 2017 decreased significantly from fiscal 2016. We do believe, however, that our executives have implemented several key initiatives that will be beneficial to revenue growth and profitability in fiscal 2018, including restructuring our corporate cost base, improving our inventory efficiency, driving in-store and e-commerce conversion, growing our direct business and building brand awareness.  The following table shows total compensation earned for each Named Executive Officer for fiscal 2017, compared to fiscal 2016.

Named Executive Officer	Fiscal 2017 (1)	Fiscal 2016	% Change
David A. Levin	$1,665,320	$2,132,001	(21.9)%
Peter H. Stratton, Jr.	$611,119	$629,989	(3.0)%
Brian S. Reaves	$518,574	$613,118	(15.4)%
Robert S. Molloy	$573,061	$698,522	(18.0)%
Kenneth M. Ederle	$640,025	$767,168	(16.6)%
Sahal S. Laher	$1,098,903	—	—
(1)

Mr. Stratton received a salary increase in May 2017 to bring him in line with external peers and, in November 2017, Messrs. Stratton and Reaves each received a salary adjustment in connection with their respective promotions to Executive Vice President.

Realizable Pay of CEO

The following chart shows the Company’s Adjusted EBITDA over the past five years in relation to Mr. Levin’s compensation on both a Total Direct Compensation (“TDC”) basis, as reported in the Summary Compensation Table, and also on a Realized Pay basis.  Realized Pay reflects base salary, cash-based Annual Incentive Compensation paid and cash-based Long-Term Incentive earned, plus the value realized upon vesting of any Restricted Shares and Options exercised.  We believe that Mr. Levin’s TDC and Realized Pay correlate to the Company’s financial performance.

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and monitoring adherence to the Board’s compensation philosophy, which is to ensure that executive compensation is fair, reasonable, competitive and consistent with the interests of the Company’s stockholders.

The Compensation Committee believes that an effective executive compensation program will:

•	Attract, retain and engage the executive talent the Company requires to perform in line with the Board’s expectations;
•	Recognize and reward the achievement of specific annual and long-term performance objectives goals through a combination of cash and stock-based compensation; and

•	Align the Company’s executives’ interests with those of its stockholders.

When reviewing compensation, the Compensation Committee emphasizes total direct compensation.  Total direct compensation consists of total cash compensation (base salary and annual performance-based cash incentive awards), long-term incentive awards (which are primarily stock-based) and other compensation (which includes 401(k) match and other benefits).  Every year, we assess the effectiveness of our compensation plans and are continually working to strengthen our overall compensation program by adjusting performance metrics to better align compensation with performance that drives stockholder value.  We also compare our performance metrics to those used by our peers, and take into consideration the recommendations of proxy advisory services.

Key Features of Our Executive Compensation Program

We believe that the Company’s executive compensation program includes key features that align the compensation for the Named Executive Officers with the interests of our stockholders.

What We Do	What We Don’t Do
✓ Focus on performance-based pay	✘ No re-pricing of underwater options
✓ Balance short-term and long-term incentives	✘ No hedging of Company stock
✓ Use multiple targets for performance awards	✘ No tax gross-up on severance payments
✓ Cap all incentive awards at 150% payout	✘ No active supplemental executive retirement plan
✓ Extended long-term incentive plan to three years beginning Fiscal 2018
✓ Require “double-trigger” change-in-control provisions
✓ “Claw-back” policy
✓ Seek to mitigate undue risk in compensation plans
✓ Utilize an independent compensation consultant
✓ Provide executives with very limited perquisites

Use of Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in carrying out its duties, including the compensation of our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with Sibson Consulting (“Sibson”), an independent firm that specializes in benefits and compensation, with respect to the structure and competitiveness of the Company’s executive compensation program compared to its proxy peer group. The Compensation Committee has assessed Sibson’s independence, and has concluded that no conflict of interest exists with respect to the services that it performs.  In early fiscal 2018, the Compensation Committee engaged Sibson to evaluate the compensation of our CEO in comparison to the fiscal 2018 proxy peer group.

In fiscal 2017, at the request of the Compensation Committee, the Company engaged Korn Ferry Hay Group (“Korn Ferry”), an independent compensation consultant, to review the base salaries and annual incentives for the Company’s senior executives other than its CEO. Korn Ferry compared the compensation of our senior executives to that of 23 retail companies, with whom we believe we compete directly when hiring executive-level talent (“market peers”).

Fiscal 2017 Target Compensation

CEO Compensation.  The Compensation Committee is responsible for determining the target compensation of our CEO.  Working with Sibson, the Compensation Committee compared each element of the CEO’s compensation (base salary, annual and long-term incentive compensation (“Direct Compensation”)) to published survey data and data from its proxy peer groups.  The following table illustrates that Mr. Levin’s target Direct Compensation for fiscal 2017 was at 91% of the 2017 median of the 2018 proxy peer group.  Mr. Levin’s actual Direct Compensation in fiscal 2017 was at 61% of the median target compensation of that peer group.

Other Named Executive Officers.  Our CEO and our Senior Vice President of Human Resources are primarily responsible for determining the compensation paid to our other Named Executive Officers, subject to the review and approval of the Compensation Committee.  Our other Named Executive Officers are provided with a competitive base salary and an opportunity to earn performance awards each year, which are driven by our overall financial targets. As part of the Sibson engagement, Sibson reviewed Mr. Levin’s compensation in relation to the compensation paid to our other Named Executive Officers, and concluded that the relationship was within the median of the 2018 proxy peer group.  In addition, Korn Ferry reviewed the base salaries and annual incentive compensation plan for the Company’s senior executives other than its CEO, and concluded that the target Direct Compensation of such executives was between the 25th percentile and the median of its market peer group. See “Compensation Components, Fiscal 2017 Compensation Decisions”.

Our Peers

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers, we focus primarily on public companies within the specialty retail apparel business with similar revenue and/or market capitalization.  The companies in the fiscal 2017 peer group are listed below.

•	bebe, inc.	•	Cato Group	•	MarineMax, Inc.

•	Big 5 Sporting Goods	•	Christopher & Banks	•	Sportsman’s Warehouse

•	Blue Nile	•	Citi Trends	•	Tilly’s Inc.

•	Boot Barn Holding, Inc.	•	Destination Maternity	•	Zumiez, Inc.

•	The Buckle	•	Hibbett Sports

•	Build-A-Bear Workshop, Inc.	•	Kirkland’s, Inc.

For fiscal 2018, we updated our peer group to create a better alignment with our Company’s revenues and/or market capitalization with the median of the peer group.  As a result, we removed larger companies, including MarineMax, Inc., Big 5 Sporting Goods, The Buckle and Hibbett Sports.  In addition, we removed Blue Nile, which went private, and bebe, inc., which filed for bankruptcy.  We added Trans World Entertainment, Movado Group, Tile Shop Holdings, Francesca’s Holding Corp., Vince Holding Corp. and Vera Bradley.

In order to develop an appropriate peer group, we consider companies with a range of revenues and market capitalizations that may differ from those included by independent analysts such as Institutional Shareholder Services (ISS).  We do so because we believe that companies doing business in specialty retail markets with omni-channel distribution models provide a better benchmark for total shareholder return.  An independent analyst may include a company that falls within the same Standard & Poor’s GICS code with similar revenue and market capitalization but with a different business model, business risks, geographic locations, customer base and industry traffic trends and which, consequently, may have nothing in common with our Company.  For example, a company that owns automotive dealerships is within the same GICS code as our Company, but clearly has a distinctively different business model and is not affected by the same trends that affect specialty retail apparel.

Say-on-Pay and Shareholder Engagement

At our 2017 Annual Meeting, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a "say-on-pay proposal"). At that meeting, and in accordance with the recommendation of our Board, 95.6% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation.  We intend to hold such vote every year, until the next “say-on-pay” frequency vote, which will not be until our 2023 Annual Meeting.

At our 2017 Annual Meeting, stockholders had an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in the 2017 Proxy Statement. Of the votes cast on the say-on-pay proposal, 94.0% voted in favor of the proposal. The Compensation Committee considered the results of the 2017 advisory vote and believes that it affirms support of our stockholders for our approach to executive compensation, namely to align short- and long-term incentives with the Company’s financial performance. We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Members of management regularly engage with our institutional investors throughout the year, including with its top six institutional investors, who hold approximately 70% of our outstanding common stock and include affiliates of the Company who are represented on the Board and hold approximately 25%.  The Chairman of the Compensation Committee and the Lead Independent Director also make themselves available for discussions with our stockholders. The Board and management carefully consider the feedback from our engagements when reviewing our executive compensation program.

Risk Assessment/Claw-Back

We believe that the Company’s compensation programs do not provide incentives for unnecessary risk-taking by our employees. Our performance-based annual and long-term incentive awards are also designed to align executives with preserving stockholder value. Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Our employment agreements with each of our Named Executive Officers include a “claw-back” provision that permits us to demand full repayment of all amounts paid to the executive in the event we learn, after the executive’s termination, that the executive could have been terminated for “justifiable cause.”

Compensation Components and Fiscal 2017 Compensation Decisions

We believe that our executive compensation policies and practices appropriately align the interests of our executives with those of our stockholders and emphasize the shared responsibility of our executive officers for the Company’s financial performance. Accordingly, the compensation of our Named Executive Officers is heavily weighted toward “at-risk” performance-based compensation.

The primary components of compensation for our Named Executive Officers include base salary (“fixed compensation”), annual performance-based cash incentives and long-term incentives (“at-risk compensation”). The annual weight of each component leads to the following allocation of potential compensation that each executive can earn.

The components of executive compensation are as follows:

•	Base salary

Base salary represents the fixed component of an executive’s annual compensation.  In order to attract and retain top executive talent, we believe that it is important that our base salary be competitive, generally at or near the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by the Company’s performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals.  Additionally, adjustments may consider an individual’s promotion that may have occurred during the fiscal year, and any modifications in the individual's level of responsibility.

The Compensation Committee expects the CEO’s base salary to be at or near the peer group median, and to be approximately one-third of his target Direct Compensation.  Our CEO and our Senior Vice President of Human Resources determine the base salary of our other Named Executive Officers, subject to the review and approval of the Compensation Committee.  In doing so, they rely on published industry compensation surveys and target the peer group median.

The following is a summary of each Named Executive Officer’s base salary for fiscal 2018, compared to fiscal 2017, and based on a 52-week period:

	Fiscal 2018	Fiscal 2017	% change
David A. Levin (1)	$811,200	$811,200	—
Peter H. Stratton, Jr. (2)	$395,000	$370,000	6.8%
Brian S. Reaves (2)	$400,000	$300,000	33.3%
Robert S. Molloy (3)	$375,000	$345,000	8.7%

(1)	Mr. Levin’s base salary is stated in his employment agreement and has remained unchanged since fiscal 2010 and is modestly above the median of the 2018 proxy peer group.
(2)

Mr. Stratton received a salary increase in May 2017 to bring him in line with external peers and in November 2017, Messrs. Stratton and Reaves each received a salary adjustment in connection with their respective promotions to Executive Vice President and added responsibilities.

(3)	Mr. Molloy received a salary adjustment in May 2018 in connection with his additional responsibilities.

•	Performance-based Annual Incentive Plan

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance.  Our Annual Incentive Plan (“AIP”) provides for an annual performance-based cash incentive for all executives as well as certain non-executive employees.

For fiscal 2017, Mr. Levin’s target participation in the AIP was at 100% of his annual salary, whereas our other Named Executive Officers’ target participation in the AIP was at 40% of their respective salaries.

The performance metrics in our 2017 AIP reflected the Board’s objective to drive profitability and free cash flow through revenue growth at acceptable margins. Key areas of focus for fiscal 2017 were the growth of our direct business and our customer base through new marketing initiatives.  Specific performance metrics for “Sales”, “Direct Comparable Sales”, and “Customer Count” were intended to drive revenue, whereas specific performance metrics for “Adjusted EBITDA”, “Merchandise Margin” and “Free Cash Flow” were intended to drive profitability and free cash flow.

The 2017 AIP targets approved by the Compensation Committee and actual results against these targets were as follows:

2017 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout	2017 Target	2017 Actual	Payout %
Target 1	Sales	20.0%	100% payout at set target, with 50% payout at 98.9% of set target and 150% payout at 101.1%.	$475.0 million	$468.0 million	—
Target 2	Adjusted EBITDA	20.0%	100% payout out at set target, with 50% payout at 88.9% of set target and 150% payout at 111.1%.	$27.0 million	$17.1 million	—
Target 3	Merchandise Margin	20.0%	Target must be achieved for a minimum payout of 100%, with 125% payout at 102.2% of target and 150% of payout at 104.2% of target.	**	70 basis points above minimum	113.3%
Target 4	Free Cash Flow	20.0%	100% payout at set target, with 50% payout at 85.7% of target and 150% payout at 114.3% of target.	$17.5 million	$8.4 million	—
Target 5	Direct Comparable Sales	10.0%	100% payout at set target, with 50% payout at 65.5% of target and 150% payout at 134.5% of target.	14.5%	8.4%	—
Target 6	Customer Counts	10.0%	100% payout at set target, with 50% payout at 99.0%% of target and 150% of payout at 101.0% of target.	1,530,000	1,535,544	118.5%

** Merchandise margin is a component of gross margin, net of occupancy costs and is not disclosed because we believe it would be a competitive disadvantage to do so.

The performance targets were derived from the Company’s operating plan for fiscal 2017, and the Compensation Committee believed that it was possible, with an approximate 50% probability, to meet or exceed each of the targets.  As a result of achieving some of the performance targets for fiscal 2017, as shown above, on March 31, 2018 the Compensation Committee approved a cash bonus payout of 34.5% of target under the 2017 AIP.  The total cash award paid to 103 participants was approximately $1.3 million, with $546,252 of that amount being paid to the Named Executive Officers.

Changes to AIP for Fiscal 2018

The Compensation Committee modified the 2018 AIP performance metrics in keeping with the Board’s objective to drive profitability and free cash flow through revenue growth at acceptable margins.  In addition to overall financial and operating performance metrics, we added specific departmental metrics for our marketing, digital, store operations and merchandising, as well as a discretionary component based on individual performance targets.  The overall financial and operating performance metrics will represent 80% of the AIP for our executives, including our Named Executive Officers, whereas they will represent 60% of the AIP for certain departmental employees and the departmental metrics will represent 20%. For all employees, the remaining 20% of the AIP award will be discretionary based on individual performance targets. We believe that these modifications will better align the compensation of our employees with their contribution to our business results.

The 2018 AIP performance metrics, as they relate to our Named Executive Officers and as approved by the Compensation Committee are as follows:

2018 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout
Target 1	Sales	25.0%	100% payout at set target, with 50% payout at 98.5% of set target and 150% payout at 102.1% of target.
Target 2	Adjusted EBITDA	25.0%	100% payout at set target, with 50% payout at 86.0% of set target and 150% payout at 120.0% of target.
Target 3	Gross Margin (dollars)	15.0%	100% payout at set target, with 50% payout at 96.9% of set target and 150% payout at 103.1% of target.
Target 4	Free Cash Flow	15.0%	100% payout at set target, with 50% payout at 76.9% of target and 150% payout at 123.1% of target.
Target 5	Discretionary – Personal Goals	20.0%	Discretionary, based upon individual performance, as evaluated by the CEO (except with respect to the CEO whose individual performance will be evaluated by the Compensation Committee).

The target levels for each performance metric are derived from the Company’s annual operating plan and budget for the fiscal year, and are intended to be achievable, with an approximate 50% probability.  The likelihood of achieving the 2018 targets reflects the challenges inherent in achieving the goals and objectives of an ambitious operating plan and budget.

For fiscal 2018, Mr. Levin’s participation in the annual incentive plan is at 100% of his annual salary (as stipulated in his employment contract), whereas Messrs. Stratton and Reaves, as Executive Vice Presidents, will participate at 55% of their respective salaries and Mr. Molloy, as a Senior Vice President, will participate at 40% of his salary.

Assuming we achieve 100% of the 2018 AIP targets and each participant earns 100% of their individual performance target, the total payout under the 2018 AIP would be approximately $4.0 million, of which $1.4 million would be paid to Messrs. Levin, Stratton, Reaves and Molloy as set forth below.  The remaining amount would be paid to approximately 90 other participants.  The cost of the 2018 AIP is reflected in the Adjusted EBITDA metric for the 2018 AIP.

Named Executive Officer	Fiscal 2018 Potential Payout at Target
David A. Levin	$811,200
Peter H. Stratton, Jr.	$217,250
Brian S. Reaves	$220,000
Robert S. Molloy	$150,000
•	Long-term incentive plans

The Company’s long-term incentive plans are designed to ensure that the interests of our executives are aligned with those of our stockholders to create sustainable shareholder value and to promote executive retention.

In March 2016, the Compensation Committee approved the Destination XL Group, Inc. Long-Term Incentive Plan (“LTIP”). Under the terms of that LTIP, which govern the “2016-2017 LTIP” and “2017-2018 LTIP” discussed below, the Compensation Committee established performance targets covering two overlapping two-year performance periods (each a “Performance Period”).  In June 2018, as discussed more fully below under “Amended LTIP”, the Compensation Committee amended the LTIP for grants made starting in fiscal 2018 to, among other things, change the performance period from a two-year to a three-year period.

Existing LTIP cycles

Under the 2016-2017 LTIP and the 2017-2018 LTIP, each participant is entitled to receive an award based on his or her “Target Cash Value” which is defined as the participant’s annual base salary (on the participant’s effective date) multiplied by his or her LTIP percentage, which is 100% for the Company’s CEO and 70% for other senior executives.

For each participant, 50% of the Target Cash Value is subject to time-based vesting and 50% is subject to performance-based vesting.  In addition to being subject to forfeiture, the time-based vesting portion of the award vests in two installments with 50% vesting on April 1 following the fiscal year-end which marks the end of the applicable Performance Period and 50% vesting on April 1 of the succeeding year. The performance-based vesting portion of the award is subject to the achievement of the performance target(s) for the applicable Performance Period.  Any award for performance will be granted after the end of the Performance Period and will vest on August 31 following the end of the applicable Performance Period.  There is no opportunity to earn any awards for performance in the first year of a Performance Period.

2016-2017 Performance Period

On March 15, 2016, the Compensation Committee established two performance targets for the 2016-2017 Performance Period under the LTIP (the “2016-2017 LTIP”), each weighted 50%, and further approved that all awards under the 2016-2017 LTIP would be issued in restricted stock units (“RSUs”).  With the substantial store growth over the past several years, depreciation costs have increased sharply, which has had a negative impact on net income (loss) and, therefore, Adjusted EBITDA has been a more meaningful performance measure. The cash-over- cash return metric was established as a performance goal for fiscal 2017 to reflect the rigorous cash flow hurdle that every store opening had to meet.  The following is a summary of the performance targets under the 2016-2017 Performance Period and actual performance achieved:

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout	2017 Target	2017 Actual	Payout %
Target 1	Adjusted EBITDA	50.0%	100% payout at set target, with 50% payout at 85.0% of set target and 150% payout at 115.0%.	$41.9 million	$17.1 million	—
Target 2	DXL Comparable Store Marginal Cash-Over-Cash Return*	50.0%	100% payout out at set target, with 50% payout at 92.3% of set target and 150% payout at 107.7%.	65.0%	60.4%	54.4%

* DXL Comparable Store Marginal Cash-Over-Cash Return is defined as the aggregate of each comparable DXL store’s four-wall cash flow for fiscal 2017 divided by the aggregate capital investment, net of any tenant allowance, for each comparable DXL store.

The minimum threshold for the Adjusted EBITDA target was not achieved, but the Company did achieve its DXL Comparable Store Marginal Cash-Over-Cash Return for a payout of 54.4% of target, resulting in a blended payout of performance-based compensation of 27.2% of target.  Accordingly, subsequent to the end of fiscal 2017, on March 21, 2018 the Compensation Committee approved the grant of RSU awards totaling $0.5 million, with a grant date of April 2, 2018, with $0.3 million of that amount being awarded to the Named Executive Officers.  The awards are subject to further vesting through August 31, 2018.

2017-2018 Performance Period

On March 31, 2017, the Compensation Committee established two performance targets under the LTIP (the “2017-2018 LTIP”), each weighted 50%, and further approved that all awards under the 2017-2018 LTIP would be issued in RSUs. The performance targets for the 2017-2018 Performance Period are:

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout
Target 1	Total Company Comparable Sales (Two-year stack, which is the sum of Total Company Comparable Sales for fiscal 2017 and fiscal 2018, with an annual minimum comp requirement in fiscal 2018)	50.0%	100% payout at set target, with 50% payout at 60.6% of set target and 150% payout at 136.4%.
Target 2	Modified ROIC (Operating Income divided by Invested Capital, defined as Total Debt plus Stockholders’ Equity and excludes any deduction of Cash)	50.0%	100% payout at set target, with 50% payout at 31.3% of set target and 150% payout at 171.9%.

For the 2017-2018 Performance Period, the metrics reflect the Company’s initiatives to drive comparable sales through increased customer acquisition and retention while earning an acceptable return on the capital invested in the business.  As with our AIP and 2016-2017 LTIP, we will disclose our targets under the 2017-2018 LTIP once the performance period has ended.

Amended LTIP

Pursuant to the Second Amended and Restated LTIP approved in June 2018 (the “Amended LTIP”), beginning with grants in fiscal 2018, the performance period for awards will be three years. In addition to extending the performance term, the determination of awards that would vest in the case of a termination without justifiable cause or resignation for good reason were modified so that (1) awards are forfeited if the termination occurs during the first year of the performance period, (2) unvested awards would vest on a pro-rata basis if the termination occurs in the second or third year of the performance period, and (3) in the case of a termination occurring in connection with a change in control of the Company, unvested awards would vest on a pro-rata basis for time-based awards and on a pro-rata basis, at target, for performance-based awards.

Under the Amended LTIP, a participant’s “Target Cash Value” remains unchanged and is defined as the participant’s one-year annual base salary (on the participant’s effective date) multiplied by his or her long-term incentive program percentage, which is 100% for the Company’s executive officer and 70% for other senior executives.

Because of the change in performance period under the Amended LTIP, our associates will not have an opportunity to receive a payout of any performance-based compensation until fiscal 2021, as illustrated in the “Vesting of Awards by Fiscal Year” table below.  In addition, the vesting of the time-based portion of awards under the Amended LTIP was modified so that the awards vest equally over four years, with the first 25% vesting on the latter of one year from the date of grant or April 1 following the end of the first year of the performance period and annually on April 1 thereafter.

The following table illustrates the components of the existing LTIP awards and future awards under the Amended LTIP with the respective vesting dates, illustrating that the time-based portion of the LTIP acts as a retention tool:

			Vesting of Awards by Fiscal Year:
		% of
Approval date	Performance Period	total award	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2021	Fiscal 2022
3/15/2016	2016-2017 LTIP
	Time-Based Awards, vests April 1, subject to forfeiture	50%	50%	50%	—	—	—
	Performance-Based Awards- vests August 31, if achieved	50%	100%	—	—	—	—

3/31/2017	2017-2018 LTIP
	Time-Based Awards, vests April 1, subject to forfeiture	50%	—	50%	50%	—	—
	Performance-Based Awards- vests August 31, if achieved	50%	—	100%	—	—	—

Fiscal 2018(1)	2018-2020 LTIP
	Time-Based Awards, vests April 1(2), subject to forfeiture	50%	—	25%	25%	25%	25%
	Performance-Based Awards- vests August 31, if achieved	50%	—	—	—	100%	—

(1)

For illustration purposes only.  The Compensation Committee approved the Amended LTIP on June 20, 2018 but performance targets for the 2018-2020 performance period have not yet been established. Under the Amended LTIP, the Compensation Committee must set performance targets no later than the expiration of 25% of the applicable performance period.

(2)	The first tranche of time-based awards vest on April 1 following the end of the first year of the performance period or one year from the date of grant, whichever is later.

•	Discretionary Cash and Equity Awards

In particular circumstances, we may utilize cash signing bonuses and equity-based awards when certain employees join the Company.

With the exception of the cash signing bonus and grant of equity awards to Mr. Laher in connection with his hiring, there were no discretionary cash or equity awards granted to our Named Executive Officers in fiscal 2017.

•	Other Compensation

In addition to our life insurance programs available to all of our employees, we also pay the insurance premium for an additional $2.0 million life insurance policy for Mr. Levin to the benefit of his designated beneficiaries.

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not do for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) Plan, and after one year of employment are eligible for a Company match.  Historically, our employees have been eligible to receive a Company match, which matched 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  In May 2018, in connection with our cost reduction initiatives, the Board of Directors ratified and approved the recommendation of our management team to suspend any further employer contributions to the 401(k) Plan, effective July 1, 2018, until the end of calendar year 2019 at the latest.

We have employment agreements with our CEO and all of our other Named Executive Officers.  Upon termination of employment, each executive is entitled to receive severance payments under his or her employment agreement(s) and under the Company’s incentive programs in the event of a termination without justifiable cause.  These employment agreements and incentive programs, as they relate to terminations, are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.”  Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

•	Tax Implications

Prior to the passage of the Tax Cut and Jobs Act of 2017 (“Tax Act”), Section 162(m) of the Internal Revenue Code of 1986, as amended generally disallowed a tax deduction for compensation in excess of $1.0 million a year to certain officers, including the Chief Executive Officer, unless such excess compensation qualified as “performance-based compensation.” The Tax Act, among other things, repealed the performance-based compensation exemption with respect to taxable years beginning after December 31, 2017, subject to certain transition rules. In addition, the Tax Act expanded the group of officers whose compensation is subject to the Section 162(m) deduction limitations. Accordingly, other than with respect to certain grandfathered compensation, the $1.0 million deduction limitation now applies to (i) anyone serving as the Company’s Chief Executive Officer or Chief Financial Officer at any time during the taxable year, (ii) the top three other highest compensated executive officers of the Company serving at the end of the taxable year and (iii) any individual who had been a covered employee for any taxable year of the Company that started after December 31, 2016. We previously considered the effect of Section 162(m) when structuring our executive compensation and, when feasible, complied with exemptions in Section 162(m) so that the compensation remained tax deductible to us.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Willem Mesdag, Chairman
Mitchell S. Presser
Ward K. Mooney
John E. Kyees * (former member)

* Mr. Kyees, a current director, served on the Compensation Committee until February 2, 2017.

Summary Compensation Table.  The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our "Named Executive Officers" for fiscal 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
David A. Levin	2017	$826,800	—		$515,923	$285,246	$37,351	$1,665,320
President and Chief Executive	2016	$811,200	—		$610,834	$670,052	$39,915	$2,132,001
Officer	2015	$811,200	—		—	$1,174,618	$40,472	$2,026,290

Peter H. Stratton, Jr.	2017	$374,904	—		$158,496	$52,997	$24,722	$611,119
Executive Vice President, Chief	2016	$333,462	—		$157,649	$113,574	$25,305	$629,989
Financial Officer and Treasurer	2015	$285,000	—		—	$170,272	$24,565	$479,837

Brian S. Reaves	2017	$313,462	—		$133,560	$44,850	$26,702	$518,574
Executive Vice President and	2016	$300,000	—		$153,703	$131,963	$27,452	$613,118
Chief Customer Officer	2015	$300,000	—		—	$188,260	$27,028	$515,288

Robert S. Molloy	2017	$345,000	—		$152,642	$48,526	$26,893	$573,061
Senior Vice President, Chief Administrative	2016	$341,923	—		$174,808	$154,130	$27,661	$698,522
Officer, General Counsel and Secretary	2015	$335,000	—		—	$212,732	$27,259	$574,991

Kenneth M. Ederle	2017	$390,000	—		$173,628	$54,855	$21,542	$640,025
Former Senior Vice President and Chief	2016	$390,000	—		$194,058	$161,246	$21,864	$767,168
Merchandising Officer	2015	$380,769	—		—	$236,348	$21,850	$638,967

Sahal S. Laher	2017	$408,654	$200,000	(5)	$415,064	$59,778	$15,407	$1,098,903
Former Senior Vice President, Chief
Digital and Information Officer
(1)

The amounts reflect the fair value, as of grant date, of awards computed in accordance with FASB ASC Topic 718, and not the actual amounts paid to or realized by the Named Executive Officers during the applicable fiscal year.  Additional information regarding the assumptions used to estimate the fair value of awards is included in Note A to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

(2)

The amounts shown in the Stock Award column for fiscal 2017 represent the fair value, as of grant date, of (a) time-based restricted stock units (RSUs) granted pursuant to the 2017-2018 LTIP and (b) RSUs earned for the partial achievement of performance targets under the 2016-2017 LTIP. See “2017 Stock Awards Compensation” below for a breakdown of stock awards.  See “Grants of Plan-Based Awards” for more information regarding equity awards granted in fiscal 2017.

The fair value associated with the performance-based component of the equity awards granted under the 2017-2018 LTIP was determined based on the probable outcome of the performance conditions as of the service-inception date. Because the achievement of the performance targets under the 2017-2018 LTIP was not deemed probable as of the service-inception date, no value was attributed to the performance-based portion of these awards.  The following reflects the fair values of the performance-based portion of the 2017-2018 LTIP assuming the highest level of performance conditions will be achieved for each of the Named Executive Officers:

David A. Levin	$608,400
Peter H. Stratton, Jr.	$186,375
Brian S. Reaves	$157,500
Robert S. Molloy	$181,125
Kenneth M. Ederle	$204,750
Sahal S. Laher	$223,125

(3)	Represents cash awards earned under the 2017 AIP.
(4)	See table “All Other Compensation” below for a breakdown of 2017 amounts reflected in this column.
(5)	Represents a cash signing bonus paid to Mr. Laher in connection with his hiring.

The following table is a supplement to the Summary Compensation Table and provides a breakdown of the stock awards granted to each Named Executive Officer in fiscal 2017.

2017 Stock Awards Compensation

Name	2016-2017 LTIP (1)	2017-2018 LTIP (2)	Discretionary (3)	Total Stock Awards
David A. Levin	$110,323	$405,600	$—	$515,923
Peter H. Stratton, Jr.	$33,246	$125,250	$—	$158,496
Brian S. Reaves	$28,560	$105,000	$—	$133,560
Robert S. Molloy	$31,892	$120,750	$—	$152,642
Kenneth M. Ederle	$37,128	$136,500	$—	$173,628
Sahal S. Laher	$101,314	$148,750	$165,000	$415,064
(1)

Represents RSUs granted in March 2018 earned for performance targets achieved under the 2016-2017 LTIP.  The potential value of this award at threshold, target and maximum was previously reported in the “2016 Grants of Plan-Based Awards” under “Estimated Future Payouts Under Equity Incentive Plan Awards” as of the service inception date of April 16, 2016.  Mr. Laher’s award was forfeited in connection with his termination of employment.

(2)

Represents the grant of time-based RSUs issued, which will vest in two tranches with the first 50% vesting on April 1, 2019 and the remaining 50% vesting on April 1, 2020.  Mr. Laher’s award was forfeited in connection with his termination of employment.

(3)

Represents the grant of 50,000 unvested RSAs that vest ratably over three years, with the first one-third vesting on January 30, 2018. In connection with Mr. Laher’s termination of employment, the unvested RSAs of 33,333 were forfeited.

The following table sets forth the components of 2017 All Other Compensation column listed above in the Summary Compensation Table.

Name	Auto Allowance	401(k) Match	Life Insurance Premiums	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Total Other Compensation
David A. Levin	$10,000	$9,275	$4,350	$6,033	$7,693	$37,351
Peter H. Stratton, Jr.	$8,400	$9,275	$—	$4,034	$3,013	$24,722
Brian S. Reaves	$8,400	$9,275	$—	$4,715	$4,312	$26,702
Robert S. Molloy	$8,400	$9,275	$—	$4,821	$4,397	$26,893
Kenneth M. Ederle	$8,400	$9,275	$—	$—	$3,867	$21,542
Sahal S. Laher	$8,057	$—	$—	$7,350	$—	$15,407

CEO Pay Ratio

As required by Regulation S-K under the Exchange Act, we are providing the following information concerning the relationship of the total annual compensation of our CEO, David Levin, and the total annual compensation of our employees.

For fiscal 2017, Mr. Levin’s total annual compensation was $1,665,320 and the total annual compensation of our median employee was $26,293.  Based on this information, for 2017 the ratio of the annual total compensation of Mr. Levin, our CEO, to the median of the annual total compensation of all employees was 63 to 1.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee and our CEO we utilized the following methodology:

•

We determined that, as of December 31, 2017, our employee population consisted of approximately 2,729 individuals, with 2,696 of these individuals located in the U.S. and 33 of these individuals located outside the U.S. This population includes our full-time, part-time, and seasonal employees. Approximately 59% of our total employee population at December 31, 2017 was considered a full-time employee.
•

To identify the “median employee” from our employee population, we compared the amount of compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the year ended December 31, 2017.

•

For any permanent full-time or part-time employees, who started employment at the Company during calendar 2017, we annualized the compensation, assuming that those employees worked a full year. We did not annualize compensation for any seasonal or temporary employees.

•

We excluded employees located outside of the U.S. under the de minimis exception of the pay ratio rule, which permits exclusion if a company’s non-U.S. employees account for 5% or less of total employees.  The jurisdictions and approximate number of employees excluded were Canada (16), United Kingdom (14) and Hong Kong (3).

•

Once we identified our median employee, we calculated that employee’s annual compensation in the same manner as for our CEO as presented in the Summary Compensation Table.  Our median employee is a 35-hour, full-time retail store associate.

Employment Agreements

Chief Executive Officer

~ Employment Agreement and Transition Agreement

As disclosed above, on March 23, 2018, in connection with Mr. Levin’s retirement announcement, the Company and Mr. Levin entered into a Transition Agreement (“Transition Agreement”) addressing Mr. Levin’s future retirement and related successor issues. The Transition Agreement modifies and supplements certain terms of Mr. Levin’s Employment Agreement, which was last revised and restated as of November 5, 2009. Pursuant to the Transition Agreement, the current term of Mr. Levin’s employment agreement will end December 31, 2019.

The Employment Agreement provides that Mr. Levin be paid a base salary at annual rate of $811,200, with an annual automobile allowance of $10,000. Mr. Levin participates in our AIP at a target rate of 100% of his actual annual base salary, as defined in that plan, and in our LTIP at a target incentive rate of 100% of his annual based salary on the effective plan of the respective LTIP.  The Employment Agreement also provides for the payment of discretionary bonuses in such amounts as may be determined by the Compensation Committee or Board of Directors.

Under the terms of the Transition Agreement, Mr. Levin will continue to serve as Chief Executive Officer until the earlier of December 31, 2018 or the date that the Company employs a full-time successor Chief Executive Officer (the “Transition Date”).  As of the Transition Date, Mr. Levin will resign and retire as President and Chief Executive Officer and as a Director of the Company. After the Transition Date and through December 31, 2019, Mr. Levin shall remain employed by the Company to perform reasonable transition duties or other consulting activities or projects, unless his employment is terminated as provided for in the Employment Agreement. If the Company employs a new Chief Executive Officer prior to December 31, 2018, Mr. Levin may elect to terminate his employment for “good reason” within ten days and will receive the payments provided for under the Employment Agreement as a result of such separation. Apart from this time period, Mr. Levin has no other opportunity to terminate his employment for “good reason.”

If Mr. Levin remains employed after the Transition Date, he will perform transition duties and projects as requested through December 31, 2019 and continue to receive all compensation otherwise due him under the Employment Agreement. With respect to his ongoing employment through December 31, 2019, payments associated with Mr. Levin’s incentive awards for the fiscal year ending February 2, 2019 will be based on actual performance results and payments associated with his incentive awards for the fiscal year ending February 1, 2020 will be paid at target (regardless of actual performance). If there is a change in control of the Company while Mr. Levin remains employed, payments that would have otherwise been due him through December 31, 2019 shall be paid to him in a lump sum (with a limited gross up). So long as Mr. Levin remains employed through December 31, 2019 the vesting of his outstanding long-term incentive awards will be treated based on the retirement provisions of the applicable plans.

Except as otherwise modified by the Transition Agreement, Mr. Levin remains subject to the provisions of the Employment Agreement, including various restrictive covenants. The applicable restricted periods associated with those covenants commence on the earlier of December 31, 2018 or when his employment is terminated. Except as addressed in the Transition Agreement, the provisions of the Employment Agreement relating to any termination as a result of disability, death, resignation or with or without cause remain in effect. All payment obligations of the Company remain subject to Mr. Levin executing a general release within thirty days of the execution of the Transition Agreement and again within thirty days of his termination of employment.

If Mr. Levin elects to resign for “good reason” under the Transition Agreement, pursuant to his Employment Agreement, we will be required to pay Mr. Levin the following:

•

A severance comprised as the sum of (1) Mr. Levin’s monthly base salary then in effect plus (2) a monthly amount calculated by dividing by twelve the average of the sum of (i) the annual incentive bonuses earned under the AIP and (ii) the cash amounts paid to Mr. Levin pursuant to the LTIP or the cash value of the options or stock issued to Mr. Levin, during each of the two most recent fiscal years, with the monthly sum of (1) plus (2) payable for 24 consecutive months. This severance benefit is conditioned upon Mr. Levin’s execution of a general release.

•	Acceleration of equity awards in accordance with the LTIP agreement; and,
•	A pro-rata bonus under the 2018 AIP.

The Employment Agreement also provides that we will, during the term of employment, pay the insurance premiums under one or more life insurance policies on Mr. Levin’s life pursuant to an arrangement under which $2,000,000 of the death benefit under the policy or policies would be payable to Mr. Levin’s named beneficiary (with the executive officer making the election of the designated beneficiary) upon Mr. Levin’s death.

~Estimated Potential Payments to Mr. Levin under the Transition Agreement

The following table shows the payments and value of equity that Mr. Levin would be entitled to pursuant to the Transition Agreement if he retires or resigns for Good Reason within ten days of the Transition Date discussed above.  The table assumes that with respect to his retirement, Mr. Levin continues to be employed through December 31, 2018 and, therefore, has earned his annual salary.

	Retirement	Resign for Good Reason
2019 Salary continuance through December 31, 2019	$743,600
Severance, assuming resignation in fiscal 2018 (1)		$2,961,184

Annual Incentive Plans
Fiscal 2018, assumes target (2)	811,200	743,600
Fiscal 2019, guaranteed	811,200	-

Long-Term Incentive Plans
Time-Based Awards, accelerated (3)
2016-2017 LTIP	78,604	78,604
2017-2018 LTIP	284,632	284,632
2018-2020 LTIP, guaranteed	405,600	-
Performance-Based Awards
2016-2017 LTIP	126,082	126,082
2017-2018 LTIP (4)	-	-
2018-2020 LTIP, guaranteed	405,600	-

Total cash value of Mr. Levin's retirement or severance	$3,666,518	$4,194,102
(1)

If Mr. Levin resigns for Good Reason during the period provided in the Transition Agreement, he would be entitled to receive severance in accordance with his Employment Agreement, to be paid over 24 months.

(2)	2018 AIP payout assumes Resignation for Good Reason occurs on December 31, 2018, and therefore he would receive a pro-rata payout of the 2018 AIP at target.
(3)	The value of the accelerated equity awards was calculated by taking the number of RSUs outstanding and multiplying those RSUs by $2.00, the closing stock price of our common stock on June 25, 2018.
(4)

As of the end of the first quarter of fiscal 2018, the Company does not expect that the performance targets under the 2017-2018 LTIP will be achieved, therefore, no expected compensation is included in the above table.  However, if the Company were to achieve the performance targets under the 2017-2018 LTIP, Mr. Levin would be entitled to receive the cash value of such award, if and at such time that the award is approved and granted by the Compensation Committee.  At target, Mr. Levin would be entitled to $405,600.

Senior Executives

We also have employment agreements with each of our Senior Executives, which includes our Executive Vice Presidents and our Senior Vice Presidents (the “Sr. Exec. Employment Agreements”). The term of each employment agreement begins on the respective effective date and continues until terminated by either party. Our Senior Executives are eligible to participate in our AIP.  During fiscal 2017, they participated at a target rate of 40% of their respective average base salaries.  For fiscal 2018, our Executive Vice Presidents will participate at a target rate of 55% and our Senior Vice Presidents will remain at 40%.  Senior Executives are also eligible to participate in our LTIPs at 70% of their respective average base salaries, as defined in the plan, depending on our performance (based on long-term performance goals). Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

The Sr. Exec. Employment Agreements provide that in the event the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the Sr. Exec. Employment Agreements), disability or death, we are required to pay the executive his or her then current base salary for five months after the effective date of such termination.  This severance benefit is conditioned upon the senior executive’s execution of a general release. The above-listed payments are not made if the senior executive is terminated with “justifiable cause,” the senior executive resigns, or the senior executive dies or becomes disabled.  The senior executives would also be entitled to additional payments or acceleration of awards under the AIP and LTIP programs, in accordance with the terms of those plans.

In the event the senior executive’s employment is terminated at any time within one year following a Change of Control (as defined in the Sr. Exec. Employment Agreement) other than for "justifiable cause," or if the senior executive resigns for “good reason,” we shall pay the senior executive an amount equal to twelve months of executive’s highest base salary in effect at any time during the six-month period ending on the date of the Change of Control.  This payment also is conditioned upon the senior executive’s execution of a general release.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to senior executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

The Sr. Exec. Employment Agreements contain confidentiality provisions pursuant to which each senior executive agrees not to disclose confidential information regarding our Company. The Sr. Exec. Employment Agreements also contain covenants pursuant to which each senior executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

Estimated Potential Payments to Other Named Executive Officers

The following table shows the payments that would be made to our other Named Executive Officers assuming a “termination without cause” or a “resignation for good reason” (each a “Qualifying Termination”) or a Qualifying Termination following a Change in Control, described above, as of February 3, 2018.  See “Estimated Potential Payments to Chief Executive Officer” for a discussion of Mr. Levin’s potential payouts under the Company’s Transition Agreement with him.

			Long-Term Incentive Plan(3)
Name	Continued Base Salary (1)	Annual Incentive Plan (2)	Time-Based Awards	Performance-Based Compensation	Total Potential Payments
Peter H. Stratton, Jr.
Qualifying Termination	$197,500	$52,997	$174,333	$33,246	$458,076
Qualifying Termination due to change in control	$395,000	$52,997	$174,333	$90,094	$712,424
Brian S. Reaves
Qualifying Termination	$200,000	$44,850	$147,550	$28,560	$420,960
Qualifying Termination due to change in control	$400,000	$44,850	$147,550	$76,600	$669,000
Robert S. Molloy
Qualifying Termination	$187,500	$48,526	$167,932	$31,892	$435,850
Qualifying Termination due to change in control	$375,000	$48,526	$167,932	$87,138	$678,596
Kenneth Ederle (4)
Qualifying Termination	$195,000	$54,855	$191,815	$37,128	$478,798
Qualifying Termination due to change in control	$390,000	$54,855	$191,815	$99,580	$736,251
Sahal S. Laher (4)
Qualifying Termination	$212,500	$59,778	$196,926	$21,665	$490,869
Qualifying Termination due to change in control	$425,000	$59,778	$196,926	$89,722	$771,426
(1)	Continued base salary for Qualifying Termination assumes six months of salary, which includes one additional month for notice.
(2)	Reflects actual incentive earned for 2017 AIP.
(3)

Time-based awards under our LTIP plan represent time-based RSUs under our 2016-2017 LTIP and our 2017-2018 LTIP.  Because the respective performance periods are either complete or in the second year, all outstanding awards become fully vested under the Qualifying Termination.  With respect to a Qualifying Termination due to change in control (i) all time-based awards become fully vested irrespective of the performance period and (ii) performance-based awards pay out pro-rata at target.  All outstanding awards were valued using the closing stock price of our stock on February 2, 2018 of $2.58 per share

(4)	As previously discussed, on May 16, 2018, Messrs. Ederle and Laher were terminated as part of the Company’s Restructuring.

Claw-Back Provision

Our employment agreements contain a “claw-back” provision that provides for remedies in the event we learn, after the executive’s termination by us, other than for “justifiable cause,” that his or her termination could have been terminated for “justifiable cause.”  Pursuant to the employment agreements, an executive shall be required to pay to the Company all amounts paid to the executive other than such portion of an executive’s base salary and reimbursement of expenses accrued through the date of the termination; all vested and unvested awards, as defined therein, held by the executive shall immediately expire; and the executive shall be required to pay to the Company an amount equal to any gains resulting from the exercise or payment of any awards.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2017.

2017 GRANTS OF PLAN-BASED AWARDS

		Service Inception/	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	Date	($)	($)	($)	($) (1)	($) (1)	($) (1)	(#)	(#)	($ / Sh)	($)

David A. Levin
-2017 AIP (2)	3/31/2017	3/31/2017	$486,720	$811,200	$1,216,800	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	142,315	—	—	$405,600
-2017-2018 LTIP, Performance-Based (3)	—	3/31/2017	—	—	—	$101,400	$405,600	$608,400	—	—	—	—
Peter H. Stratton, Jr.
-2017 AIP (2)	3/31/2017	3/31/2017	$85,200	$142,000	$213,000	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	43,596	—	—	$125,250
-2017-2018 LTIP, Time-Based (3)	—	3/31/2017	—	—	—	$31,063	$124,250	$186,375	—	—	—	—
Brian S. Reaves
-2017 AIP (2)	3/31/2017	3/31/2017	$72,000	$120,000	$180,000	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	36,842	—	—	$105,000
-2017-2018 LTIP, Performance-Based (3)	—	3/31/2017	—	—	—	$52,500	$105,000	$157,500	—	—	—	—
Robert S. Molloy
-2017 AIP (2)	3/31/2017	3/31/2017	$82,800	$138,000	$207,000	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	42,368	—	—	$120,750
-2017-2018 LTIP, Performance-Based (3)	—	3/31/2017	—	—	—	$60,375	$120,750	$181,125	—	—	—	—
Kenneth M. Ederle
-2017 AIP (2)	3/31/2017	3/31/2017	$93,600	$156,000	$234,000	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	47,894	—	—	$136,500
-2017-2018 LTIP, Performance-Based (3)	—	3/31/2017	—	—	—	$68,250	$136,500	$204,750	—	—	—	—
Sahal S. Laher
-Discretionary Stock Award (4)	1/30/2017	1/30/2017	—	—	—	—	—	—	50,000	—	—	$165,000
-2016-2017 LTIP	1/30/2017	1/30/2017	—	—	—	—	—	—	24,136	—	—	$79,649
-2017 AIP (2)	3/31/2017	3/31/2017	$102,000	$170,000	$255,000	—	—	—	—	—	—	—
-2017-2018 LTIP, Time-Based (3)	4/3/2017	3/31/2017	—	—	—	—	—	—	52,192	—	—	$148,750
-2017-2018 LTIP, Performance-Based (3)	—	3/31/2017	—	—	—	$37,188	$148,750	$223,125	—	—	—	—

(1)

Performance-based awards under the LTIP plans are denominated in dollars at the service inception date.  The actual grant date of equity awards will only occur if the performance targets are achieved. See footnote 3 below for additional information on the 2017-2018 LTIP.

(2)

The threshold, target and maximum payouts for each executive were estimated based on achieving 50%, 100% and 150% of the individual payout targets under the 2017 AIP.  See “Compensation Components and Fiscal 2017 Compensation Decisions - Performance-based Annual Incentive Plan – 2017 AIP” for more information on the targets set under the 2017 AIP. The respective actual cash payment made to each of the Named Executive Officers under the 2017 AIP is included in the Summary Compensation Table for fiscal 2017.

(3)

On March 31, 2017, the Compensation Committee approved the performance targets for the 2017-2018 LTIP.   The performance-based awards represent 50% of the total potential payout under the 2017-2018 LTIP.  The amounts in the above table represent the dollar value of any future grant of equity assuming a potential payout at threshold, target and maximum for each executive estimated based on achieving 50%, 100% and 150% of the payout targets set by the Compensation Committee. The actual grant of equity will only occur if the performance targets are achieved.  The remaining 50% represents time-based awards for which each executive received RSUs on April 3, 2017.  The time-based RSUs vest in two equal tranches, with the first tranche vesting on April 1, 2019 and the second tranche vesting on April 1, 2020.  See “Compensation Components and Fiscal 2017 Compensation Decisions - Long-Term Incentive Program - 2017-2018 Performance Period” above for more information on the targets set under the 2017-2018 LTIP.

(4)

In connection with Mr. Laher’s hiring, the Compensation Committee granted to Mr. Laher a restricted stock award.  The award vests in three equal installments, with the first tranche vesting on January 30, 2018.  In connection with Mr. Laher’s termination of employment on May 16, 2018, the remaining two tranches were forfeited.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)	($)(1)
David A. Levin	195,942	—	—	$5.04	5/28/2023	—		—	—	—
	—	—	—			78,604	(2)	$202,798	—	—
	—	—	—			142,315	(3)	$367,173	—	—
Peter H. Stratton, Jr.	8,587	—	—	$4.19	3/16/2021	—		—	—	—
	33,816	—	—	$5.04	5/28/2023	—		—	—	—
	—	—	—			19,331	(2)	$49,874	—	—
	—	—	—			4,644	(2)	$11,982	—	—
	—	—	—			43,596	(3)	$112,478	—	—
Brian S. Reaves	17,183	—	—	$4.19	3/16/2021	—		—	—	—
	46,496	—	—	$5.04	5/28/2023	—		—	—	—
	—	—	—			20,348	(2)	$52,498	—	—
	—	—	—			36,842	(3)	$95,052	—	—
Robert S. Molloy	20,606	—	—	$3.20	3/19/2020	—		—	—	—
	13,955	—	—	$4.19	3/16/2021	—		—	—	—
	54,951	—	—	$5.04	5/28/2023	—		—	—	—
	—	—	—			22,722	(2)	$58,623	—	—
	—	—	—			42,368	(3)	$109,309	—	—
Kenneth M. Ederle	54,951	—	—	$5.04	5/28/2023	—		—	—	—
	—	—	—			26,453	(2)	$68,249	—	—
	—	—	—			47,894	(3)	$123,567	—	—
Sahal S. Laher	—	—	—			24,136	(2)	$62,271	—	—
	—	—	—			33,333	(4)	$85,999	—	—
	—	—	—			52,192	(3)	$134,655	—	—

(1)	The value of shares was calculated using the closing price of our common stock of $2.58 on February 2, 2018.
(2)

These awards represent RSUs granted on April 14, 2016 in connection with our 2016-2017 LTIP and represent the unvested portion of these time-based awards.  Mr. Stratton received a supplemental grant of RSUs on May 11, 2016 due to an increase in his base salary. Mr. Laher received a grant of RSUs pursuant to the 2016-2017 LTIP on January 30, 2017 and as result of his termination of employment these awards were forfeited.

(3)

These awards represent RSUs granted on April 3, 2017 in connection with our 2017-2018 LTIP and represent the unvested portion of these time-based awards. In connection with Mr. Laher’s termination of employment, his RSUs were forfeited.

(4)

On January 30, 2017, in connection with Mr. Laher’s hiring, he received 50,000 shares of restricted stock.  The shares vest in three equal tranches, with the first tranche vesting on January 30, 2018.  In connection with his termination of employment on May 16, 2018, the outstanding 33,333 shares of restricted stock were forfeited.

Option Exercises and Stock Vested Table.  The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2017. No options were exercised by any Named Executive Officer in fiscal 2017.

2017 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of shares Vested (#)	Value Realized on Vesting ($)(1)
David A. Levin	85,514	$171,028
Peter H. Stratton, Jr.	14,758	$29,516
Brian S. Reaves	20,292	$40,584
Robert S. Molloy	23,982	$47,964
Kenneth M. Ederle	23,982	$47,964
Sahal S. Laher	16,667	$41,668

(1)

The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option.  The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting.  The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer to our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) saving plan to all of our employees eligible to participate, as further described below.

401(k) Plan

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”).  Under the 401(k) Plan, the Company offers a qualified automatic contribution arrangement (“QACA”) with the Company matching 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  Employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a match from the Company after one year of employment and 1,000 hours.  Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table.

In May 2018, in connection with our cost reduction initiatives, the Board of Directors ratified and approved the recommendation of our management team to suspend any further employer contributions to the 401(k) Plan, effective July 1, 2018 to December 31, 2019 at the latest.

Key Man Insurance

We have a key man life insurance policy on the life of Mr. Levin in the amount of $2,000,000.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of information with respect to our equity compensation plans as of February 3, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,195,910	$4.80	6,536,551
Equity compensation plans not approved by security holders (2)	—	—	291,409
Total	1,195,910	$4.80	6,827,960

(1)

Our 2006 Incentive Compensation Plan (as amended, the “2006 Plan”) expired on July 31, 2016 and was replaced by our 2016 Incentive Compensation Plan approved by our stockholders in August 2016 (the “2016 Plan”).

Of the 1,195,910 options outstanding at February 3, 2018, 1,161,408 were issued from the 2006 Plan.  If any of these options terminate, expire or are cancelled without having been exercised or paid, they will be added back and become available for issuance under the 2016 Plan.

(2)

Pursuant to the Third Amended and Restated Non-Employee Director Compensation Plan (“Director Plan”), we have 500,000 shares authorized for stock issuances in lieu of cash director fees, of which 291,409 shares were available at February 3, 2018.

Certain Relationships and Related Transactions

Seymour Holtzman

Pursuant to an Employment and Chairman Compensation Agreement entered into on August 7, 2014 and amended on May 25, 2017, Mr. Holtzman serves as both an employee of the Company, reporting to the Board, and, in his capacity as Executive Chairman of the Board, with the duties of the Chairman of the Board as set forth in our By-Laws. The current expiration date of the agreement is August 7, 2019. As compensation for the employment services, Mr. Holtzman receives an annual base salary of $24,000 and, as compensation for his services as Executive Chairman, he receives annual compensation of $200,000.

A complete summary of all compensation and consulting fees paid to Mr. Holtzman is described above under “Director Compensation- Executive Chairman Compensation.”

Oliver Walsh

Mr. Walsh was elected as a director at the Company’s Annual Meeting of Stockholders on August 3, 2017. Effective as of August 14, 2017, Mr. Walsh entered into a temporary consulting agreement with the Company to serve as the Interim Chief Marketing Officer through the Fall and Holiday selling seasons, while the Company searched for a Chief Marketing Officer.  Pursuant to the terms of the temporary consulting agreement, Mr. Walsh was entitled to receive compensation at a rate of $7,000 per week plus reimbursement for business and travel expenses.  The temporary consulting agreement ended on December 18, 2017.  For fiscal 2017, Mr. Walsh received total compensation pursuant to the temporary consulting agreement, excluding reimbursement of expenses, of $127,400.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee, to the extent required by the Sarbanes−Oxley Act of 2002, the Securities Exchange Commission and NASDAQ. NASDAQ provides that such oversight can be conducted by either a company’s audit committee or another independent body of the board of directors.  Accordingly, the Audit Committee determined that approval of Mr. Holtzman’s Employment and Chairman Compensation Agreement would be the responsibility of the Compensation Committee.

For all other related party transactions, the review and approval of such transactions is the responsibility of our Audit Committee, including the review and approval of the temporary consulting agreement with Mr. Walsh, which was approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us by our officers and directors during fiscal 2017, we believe that the Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner, except for one Form 4 reporting the acquisition of restricted stock units of the Company, which was filed late for Mr. Gaeta.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act, and in accordance with the recommendation by our Board and approval by our stockholders in 2017 of an annual "Say-on-Pay" vote, the Board of Directors is providing stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We seek to align the interests of our Named Executive Officers with the interests of our stockholders.  The Compensation Committee focuses on total direct compensation paid to our executives, which includes both its annual and long-term incentive programs. A substantial portion of our Named Executive Officers target compensation is performance-based.  As such, every year, the Compensation Committee reassesses the effectiveness of its incentive programs and continually adjusts the programs to align compensation with stockholder value.  Furthermore, the Compensation Committee frequently consults with its outside compensation consultants to ensure that the compensation paid to our Named Executive Officers, as well as the structure of our incentive programs, is consistent with that of our identified peers.

The "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis" section, provides a summary of our financial performance in fiscal 2017 and describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to compensation for fiscal 2017.  We encourage you to read our “Compensation Discussion and Analysis” for a complete discussion of our executive compensation program, including detailed information about the fiscal 2017 compensation of the Named Executive Officers.

Our Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. As an advisory vote, this proposal is not binding upon us or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this proposal.  Any abstentions or broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal.  Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 3

AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO MODIFY CERTAIN PROTECTIVE TRANSFER RESTRICTIONS DESIGNED TO PRESERVE OUR ABILITY TO UTILIZE OUR NET OPERATING LOSS (“NOL”) CARRYFORWARDS

General

In August 2009, following stockholder approval, we amended our Restated Certificate of Incorporation (the “Certificate of Incorporation”) to restrict certain transfers of our common stock and other securities of the Company (the “NOL Protective Provisions”) that could adversely affect our ability to utilize our net operating loss carryforwards (“NOLs”) and certain income tax credits to reduce our federal income taxes. These tax attributes are defined in our Certificate of Incorporation as the “Tax Benefits.”

The Board believes that the NOL Protective Provisions continue to be an important tool in preserving our ability to utilize the value of our NOLs and other tax assets for the foreseeable future.  However, our Board also determined that the NOL Protective Provisions could be modified to provide greater flexibility for the Board to waive the transfer restrictions on a case-by-case basis where the Board determines that the transfer would not be prohibited under the NOL Protective Provisions, or, with respect to a purported prior acquisition of common stock or other securities of the Company, where the Board determines, after taking into account the preservation of the Tax Benefits, that such purported prior acquisition would be in the best interests of the Company and its stockholders.

Accordingly, the Board of Directors has unanimously adopted resolutions approving and declaring advisable an amendment to the Certificate of Incorporation as described below.  The complete text of the proposed amendment to our Certificate of Incorporation (the “Certificate Amendment”) is attached as Appendix A to this Proxy Statement and is incorporated by reference herein.  Appendix A is marked to show the proposed amendments to the existing NOL Protective Provisions.

To take effect, the Certificate Amendment must be approved by our stockholders at the Annual Meeting.

Purpose of the NOL Protective Provisions

Value of our NOLS. Our NOLs are a significant asset that could reduce our federal income tax obligations for a significant period of time.  As noted in our Annual Report on Form 10-K filed with the SEC on March 23, 2018, as of February 3, 2018, for federal income tax purposes, the Company had NOLs of $141.4 million that expire from 2022 to 2036 and NOLs of $16.1 million that do not expire.  Accordingly, our Board believes that the NOL Protective Provisions are an important tool in preserving the value of a significant corporate asset.

Section 382 Limits on Use. Certain transfers of our stock and other securities could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (together, “Section 382”). If that were to happen, our ability to use our NOLs and credits to reduce our current and future federal income taxes subsequent to the ownership change would be significantly reduced. Generally, an ownership change occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own 5% or more in value of a company’s capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an ownership change would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire at least 5% of our common stock within a three-year period (and such ten persons own, in the aggregate, more than 50%), an ownership change would occur under Section 382. The amount of our NOLs has not been audited or otherwise validated by the IRS. As mentioned above, calculating whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that the IRS will not claim that we experienced an “ownership change” and attempt to reduce or eliminate the benefit of our NOLs even if the NOL Protective Provisions, as amended by the Certificate Amendment, are in place.

Description of Existing NOL Protective Provisions

Transfer Restrictions. The NOL Protective Provisions generally restrict any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge or other disposition) any of our stock (or options, warrants or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that the transfer would (i) create or result in an individual or entity becoming a 5% shareholder of our stock for purposes of Section 382 or (ii) increase the stock ownership percentage of any existing 5% shareholder. Any transfer that violates the NOL Protective Provisions is null and void ab initio and shall not be effective to transfer any record, legal, beneficial or any other ownership of the number of shares which result in the violation of the NOL Protective Provisions.

Authorization of Transfers of Stock.  Under the NOL Protective Provisions, our Board may authorize an acquisition of stock or other securities that would otherwise violate the NOL Protective Provisions if the Board of Directors determines, in its sole discretion, after taking into account the preservation of the Tax Benefits, that such acquisition would be in the best interests of the Company and its stockholders. Any such authorizations are subject to any conditions on the acquisition or the acquiror, any representations or opinions of counsel from the acquiror and any reimbursement to the Company for any costs or expenses associated with the Board of Directors’ review of the proposed acquisition, in each case as imposed by the Board of Directors.

The foregoing is a brief summary of the existing NOL Protective Provisions in our Certificate of Incorporation, a copy of which is included in our Current Report on Form 8-K filed with the SEC on August 28, 2009 and is incorporated by reference herein.  You are urged to read the NOL Protective Provisions in their entirety, as those terms (and not this summary) govern our legal rights and those of our stockholders.

Description of the Certificate Amendment

The Certificate Amendment would expand the circumstances in which our Board of Directors may determine whether a prohibited transfer has occurred or authorize a purported prior acquisition of stock or other securities that could violate the NOL Protective Provisions.  In particular, the Certificate Amendment:

•

would modify the definition of “Prohibited Transfer” such that, with respect any transfer that would not result in an “ownership change,” the Board may determine, in its sole discretion and subject to any conditions it deems reasonable and appropriate in connection with such determination, that such transfer is not a Prohibited Transfer; and

•

would create a new Section 4.3.2(c) allowing the Board of Directors to authorize an acquisition that has purported to have occurred if the Board of Directors determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits and determining that such purported prior acquisition would not result in an “ownership change,” would be in the best interests of the Company and its stockholders.  As in the case of any authorization under the existing NOL Protective Provisions, any authorization of a purported prior acquisition would be subject to any conditions on the acquisition or the acquiror, any representations or opinions of counsel from the acquiror and any reimbursement to the Company for any costs or expenses associated with the Board of Directors’ review of the proposed acquisition, in each case as imposed by the Board of Directors.  The Board of Directors believes that this change balances the important goal of protecting our Tax Benefits while giving the Board of Directors additional flexibility to consider stockholder transfers under the NOL Protective Provisions.

In addition, as permitted by the Delaware General Corporation Law, the Certificate Amendment also would eliminate provisions in the Certificate of Incorporation that were necessary to effect a reclassification of our common stock that has already taken effect.  The elimination of such provisions does not affect in any way the reclassification that has already taken effect.

The foregoing is a brief summary of the proposed changes to our Certificate of Incorporation that would be implemented by the Certificate Amendment.  You are urged to read the Certificate Amendment in its entirety as set forth in Appendix A, as its terms (and not this summary) will govern our legal rights and those of our stockholders if the Certificate Amendment is approved and becomes effective.  The Certificate Amendment should be read in connection with the existing NOL Protective Provisions. For reference, Appendix A is marked to show its revisions to the existing NOL Protective Provisions.

Vote Needed for Approval

The affirmative vote by the holders of at least a majority of our outstanding common stock is required for approval and adoption of the Certificate Amendment. Any abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

The Certificate Amendment, if approved, would become effective upon its filing with the office of the Secretary of State of the State of Delaware, which we expect to do as soon as practical after the Certificate Amendment is approved. Even if approved by our stockholders, our Board of Directors retains the authority to abandon the Certificate Amendment for any reason at any time before the effectiveness of its filing with the office of the Secretary of State of the State of Delaware.  If our stockholders do not approve the Certificate Amendment at the Annual Meeting, then the NOL Protective Provisions will remain in full force and effect as currently set forth in our Certificate of Incorporation.

Recommendation

The Board of Directors recommends that you vote “FOR” the adoption of the Certificate Amendment.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending February 2, 2019, subject to completion of KPMG’s customary client acceptance procedures. KPMG has served as our independent registered public accounting firm since June 6, 2013.

Stockholder ratification of our independent registered public accounting firm is not required by our By-Laws or otherwise.  However, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.  If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection.  Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Representatives of KPMG are expected to be present at the annual meeting to respond to appropriate stockholders' questions and to make any statements they consider appropriate.

The following table sets forth the fees accrued or paid to the Company’s independent registered accounting firm for the fiscal years ended February 3, 2018 (“fiscal 2017”) and January 28, 2017 (“fiscal 2016”):

	Fiscal 2017	Fiscal 2016
Audit fees (1)	$891,665	$784,385
Audit-related fees	—	—
Tax fees	—	—
Other fees (2)	1,780	1,780
Total fees	$893,445	$786,165
(1)

Audit fees relate to professional services rendered in connection with the audits of our financial statements included in our Annual Reports on Form 10-K for fiscal 2017 and fiscal 2016, for services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and for reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q.

(2)	Other fees relate to an annual fee for an online accounting research tool.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm.  Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit.  It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases.  The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided in fiscal 2017 and fiscal 2016 under Audit Fees and Other Fees were pre-approved by the Audit Committee.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.  Any abstentions will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal.

Recommendation

The Audit Committee and the Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with KPMG LLP, our independent registered public accounting firm, which was responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended February 3, 2018 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.  In addition, the Committee has discussed with KPMG LLP the firm’s independence from our management and our Company, including the matters in the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence.  The Audit Committee also considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting) and the overall quality of our financial reporting.  The Audit Committee held six meetings during the fiscal year ended February 3, 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 3, 2018 for filing with the SEC.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended February 3, 2018 a report on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal controls.  KPMG LLP issued an audit report relative to our internal control over financial reporting at February 3, 2018. During the course of fiscal 2017, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG LLP. Management’s assessment report and KPMG LLP’s audit report on our internal control over financial reporting are included as part of our Annual Report on Form 10-K for the year ended February 3, 2018.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.  The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE
Ward Mooney, Chairman of the Audit Committee

Willem Mesdag

John Kyees

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of June 26, 2018.  We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Red Mountain Capital Partners, LLC Red Mountain Partners, L.P. RMCP GP LLC Red Mountain Capital Management, Inc. Willem Mesdag 10100 Santa Monica Boulevard, Suite 925 Los Angeles, California 90067	8,178,208	(2)	16.60%
Glenhill Advisors, LLC Glenn J. Krevlin Glenhill Capital Advisors, LLC Glenhill Capital Management, LLC Glenhill Capital Overseas Master Fund, LP 600 Fifth Avenue, 11th Floor New York, New York 10020	6,162,640	(3)	12.54%
Prescott Group Capital Management, L.L.C. Prescott Group Aggressive Small Cap, L.P. Prescott Group Aggressive Small Cap II, L.P. Phil Frohlich 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	6,013,025	(4)	12.24%
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street Suite 2350 Minneapolis, Minnesota 55402	5,267,123	(5)	10.72%
J. Carlo Cannell 245 Meriwether Circle Alta, Wyoming 83414	4,640,479	(6)	9.44%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 49,143,012 shares of our common stock outstanding as of June 26, 2018.

(2)

Based on Amendment No. 7 to Schedule 13D, dated April 6, 2018, and a Form 4, dated May 5, 2018.  Of the shares reflected in the table, (i), 7,522,354 shares are held directly by Red Mountain Partners, L.P. (“RMP”), (ii) 444,015 shares are held directly by Red Mountain Capital Partners LLC (“RMCP LLC”), (iii) 15,000 shares of common stock receivable upon exercise of options held by Mr. Mesdag and (iv) 99,241 shares of common stock receivable upon settlement of deferred stock upon Mr. Mesdag’s separation from the Board. RMP has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of 7,522,354 shares of common stock. Because RMCP GP LLC (“RMCP GP”) may be deemed to control RMP, RMCP GP may be deemed to beneficially own, and to have the power to vote the shares held by RMP.  RMCP LLC has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of 444,015 shares of common stock. Because RMCP LLC may be deemed to control RMCP GP and RMP, RMCP LLC may be deemed to beneficially own, and to have the power to vote or direct the vote of, or dispose or direct the disposition of, all of the shares of common stock beneficially owned by RMCP GP and RMP.  Because each of Red Mountain Capital Management, Inc. (“RMCM”) and Mr. Mesdag may be deemed to control RMP, RMCP GP and RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote of, or dispose or direct the disposition of, all of the shares of common stock owned by RMP, RMCP GP and RMCP LLC.  Each of RMCP LLC, RMP and RMCP GP affirms membership in a group with each other but disclaims membership in a group with RMCM or Mr. Mesdag. Each of RMCM and Mr. Mesdag disclaims membership in a group with any person. The shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged. Pursuant to letter agreements between RMCP LLC and the Company, RMCP LLC agreed, without prior written consent from the Company, not to acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise (i) any additional common stock of the Company or direct or indirect rights to acquire common stock of the Company, such that RMCP LLC and its affiliates collectively would beneficially own, for purposes of Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, after giving effect to such acquisition, in excess of 17.12% of the amount of the issued and outstanding common stock of the Company, and up to 20% but only to the extent such increase either results from compensation to Mr. Mesdag for services on the Board or a reduction in the number of shares of common stock issued and outstanding, or (ii) any assets of the Company or any subsidiary thereof or any successor to or person in control of the Company.

(3)

Based on Amendment No. 11 to Schedule 13G, dated February 14, 2018.  Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP, Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long Fund, LP, each (along with Mr. Krevlin) a security holder of the Company. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC.  Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd.  Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP.  Glenhill Long GP, LLC is the general partner of Glenhill Long Fund, LP. Glenhill Capital Advisors, LLC is also the investment manager for certain third party accounts for which shares of the Issuer are held and managed by one or more of the Reporting Persons for the benefit of such third parties. Such Reporting Persons have dispositive power and share certain voting power with respect to such shares, and receive management fees and performance-related fees in connection therewith.

(4)

Based on Amendment No. 1 to Schedule 13G, dated June 4, 2018, stating that Prescott Group Capital Management, L.L.C., Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II L.P. and Mr. Phil Frohlich were the beneficial owners of an aggregate of 6,013,025 shares of common stock. Prescott Capital, as the general partner of the Small Cap Funds, the general partners of Prescott Master Fund, may direct the Small Cap Funds to direct the vote and disposition of the 6,013,025 shares of Common Stock held by Prescott Master Fund. As the principal of Prescott Capital, Mr. Phil Frohlich may direct the vote and disposition of the 6,013,025 shares of Common Stock held by Prescott Master Fund. Pursuant to a letter agreement between Prescott Group Capital Management, L.L.C. and the Company, Prescott Group Capital Management, L.L.C. agreed, without prior written consent from the Company, not to acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise (i) any additional common stock of the Company or direct or indirect rights to acquire common stock of the Company, such that Prescott collectively would beneficially own, for purposes of Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, after giving effect to such acquisition, in excess of 15% of the amount of the issued and outstanding common stock of the Company or (ii) any assets of the Company or any subsidiary thereof or any successor to or person in control of the Company.

(5)

Based on Amendment No. 9 to Schedule 13G, dated February 12, 2018, stating that RBC Global Asset Management (U.S.) Inc. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

(6)

Based on Amendment No. 4 to Schedule 13D, dated June 11, 2018 (the “Schedule 13D”).  Mr. Cannell, identified as the Reporting Person in the Schedule 13D, is the sole managing member of Cannell Capital LLC, the investment adviser to  Tonga Partners, L.P. (“Tonga”), Tristan Partners, L.P. (“Tristan”), Tristan Offshore Fund Ltd. (“Tristan Offshore”), and the investor sub-advisor for Cuttyhunk Master Portfolio (“Cuttyhunk,” and collectively with Tonga, Tristan and Tristan Offshore, the “Investment Vehicles”).  As sole managing member of Cannell Capital LLC, Mr. Cannell possesses sole voting and dispositive power with respect to the shares held by the Investment Vehicles.

Security Ownership of Management

The following table sets forth certain information as of June 26, 2018, with respect to our directors, our Named Executive Officers (as defined above under “Executive Compensation”) and our directors and executive officers as a group.  Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
Seymour Holtzman	4,545,658		9.25%
Executive Chairman of the Board
David A. Levin	1,378,793	(2)	2.79%
Chief Executive Officer, President and Director
Peter H. Stratton, Jr.	118,732	(3)	*
Executive Vice President, Chief Financial Officer and Treasurer
Brian S. Reaves	135,402	(4)	*
Executive Vice President and Chief Customer Officer
Robert S. Molloy	236,379	(5)	*
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Kenneth M. Ederle	257,219	(6)	*
Former Senior Vice President, Chief Merchandising Officer – Planning and Allocation
Sahal S. Laher	8,622		*
Former Senior Vice President, Chief Digital and Information Officer
John E. Kyees, Lead Independent Director	126,015	(7)	*
Jack Boyle, Director	18,461	(8)	*
Lionel F. Conacher, Director	—		*
Willem Mesdag, Director	8,178,208	(9)	16.60%
Ward K. Mooney, Director	141,571	(10)	*
Mitchell S. Presser, Director	313,358	(10)	*
Ivy Ross, Director	76,331	(11)	*
Oliver Walsh, Director	18,461	(8)	*
Directors and executive officers as a group (22 persons)	16,014,109	(12)	32.01%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 49,143,012 shares of our common stock outstanding as of June 26, 2018.

(2)	Includes 195,942 shares subject to stock options exercisable within 60 days.
(3)	Includes 42,403 shares subject to stock options exercisable within 60 days.
(4)	Includes 63,679 shares subject to stock options exercisable within 60 days.
(5)	Includes 89,512 shares subject to stock options exercisable within 60 days.
(6)	Includes 54,951 shares subject to stock options exercisable within 60 days.
(7)	Includes 43,648 shares subject to stock options exercisable within 60 days and 64,157 shares of deferred stock.
(8)	Includes 5,000 shares subject to stock options exercisable within 60 days.
(9)

Includes 15,000 shares subject to stock options exercisable within 60 days and 103,331 shares of deferred stock receivable upon Mr. Mesdag’s separation from the Board.  Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc.  With the exception of the stock options and deferred stock, all shares are held by Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC as reported above in footnote (2) to the Security Ownership of Certain Beneficial Owners table.  By virtue of his direct or indirect control of Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC, Mr. Mesdag is deemed to beneficially own all of the securities reported held by Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC.  With the exception of the stock options and deferred stock, these shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged.

(10)	Includes 25,000 shares subject to stock options exercisable within 60 days.
(11)	Includes 15,000 shares subject to stock options exercisable within 60 days.
(12)	Includes 724,655 shares subject to stock options exercisable within 60 days, 30,000 of unvested shares of restricted stock and 167,488 shares of deferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.  The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at http://investor.destinationxl.com.  We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2018 Annual Report as filed with the SEC, including the financial statements and schedules thereto.  A request for a copy of such report should be directed to Destination XL Group, Inc., 555 Turnpike Street, Canton, MA 02021, Attention: Investor Relations.

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview.  We have retained D.F. King & Company, Inc. for a fee not to exceed $6,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question.  If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021, or via the “contact us” dropdown on the investor page of our website.  We will send you a copy of the Proxy Statement promptly after we receive your request.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy statement: Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2019 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by March 15, 2019 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Other stockholder proposals: Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative.  Such procedural requirements are fully set forth in Section 3.13 of our By-Laws.  A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”).  To bring an item of business before the 2019 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 11, 2019 or after May 11, 2019.  In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
DESTINATION XL GROUP, INC.

Destination XL Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that:

1.This Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2.This Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation amends Article FOURTH of the Corporation’s Restated Certificate of Incorporation, as amended, by deleting the existing Article FOURTH in its entirety and substituting therefore a new Article FOURTH to read in its entirety as follows:

FOURTH: Shares, Reclassification, and Transfer Restrictions

4.1. Authorized Shares.

The total authorized stock of the Corporation shall ~~consist of three classes: (i) 100,000,000 shares of existing Common Stock having a par value of $0.01 per share (“Old Common Stock”); (ii)~~be 101,000,000 shares, divided into: (i) 100,000,000 shares of Common Stock having a par value of $0.01 per share (“Common Stock”); and (~~iii~~ii) 1,000,000 shares of Preferred Stock having a par value of $0.01 per share (“Preferred Stock”). ~~Immediately following the Effectiveness of the Reclassification (as defined below), the total authorized stock of the Corporation shall consist of two classes: (i) 100,000,000 shares of Common Stock; and (ii) 1,000,000 shares of Preferred Stock.~~

4.2. ~~Reclassification.~~[Reserved]

~~Immediately following the Effective Time, each share of Old Common Stock issued and outstanding at the Effective Time shall be reclassified as and converted into and shall become one share of Common Stock (“Common Stock,” pursuant to the “Reclassification”).~~

~~The Reclassification of the shares of Old Common Stock into shares of Common Stock shall be deemed to occur immediately following the Effective Time (the “Effectiveness of the Reclassification”), regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing shares of such Common Stock. Each certificate outstanding immediately prior to the Effectiveness of the Reclassification representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock, automatically represent from and after the Effectiveness of the Reclassification the reclassified number of shares of Common Stock.~~

4.3. Transfer Restrictions.

Section 4.3.1. Certain Definitions.

As used in this Section 4.3:

“Acquire” or “Acquisition” and similar terms means the acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner.

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in Boston, Massachusetts, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Effective Date” means ~~the date of filing of the Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, first containing this provision~~ August 27, 2009.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

“Five Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1), but excluding any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii). For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.

“Percentage Stock Ownership” and similar terms means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article FOURTH~~.~~, unless, with respect to any Transfer that would not result in an “ownership change” of the Corporation Securities (within the meaning of Section 382(g) of the Code), the Board of Directors determines that such a Transfer is not a Prohibited Transfer, in its sole discretion and subject to any conditions that it deems reasonable and appropriate in connection with its determination.

“Restriction Release Date” means such date, after the Effective Date, that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article FOURTH to terminate.

“Restricted Holder” means a Person or group of Persons that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition of Corporation Securities in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

Section 4.3.2. Transfer Restrictions.

(a) From and after the Effective Date and prior to the Restriction Release Date, subject to Section 4.3.2(b) and (c), no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b) The restrictions contained in this Article FOURTH are for the purposes of reducing the risk that any “ownership change” of the Corporation Securities (as defined in the Code) may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section 4.3.2(b) of Article FOURTH. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the Restricted Holder; (ii) a description of the Restricted Holder’s existing direct or indirect ownership of Corporation Securities; (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire; (iv) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); (v) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); and (vi) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, the Acquisition pursuant to this Section 4.3.2(b) of Article FOURTH. The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders. ~~Any determination by~~ Subject to Section 4.3.2(c), unless and until the Board of Directors ~~not~~ determines to authorize a proposed Acquisition by a Restricted Holder ~~shall cause such proposed~~, the consummation of such Acquisition ~~to~~ shall be ~~deemed~~ a Prohibited Transfer. The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder. In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

(c) Notwithstanding the foregoing Section 4.3.2(b), the Board of Directors may also authorize a purported prior Acquisition in respect of a Prohibited Transfer, if such Acquisition would not result in an “ownership change” of the Corporation Securities (within the meaning of Section 382(g) of the Code) and the Board of Directors determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders. Any determination by the Board of Directors not to authorize any purported prior Acquisition shall cause such purported prior Acquisition to continue to be deemed a Prohibited Transfer. The Request and Board of Director approval procedures set forth in Section 4.3.2(b) applicable to Restricted Holders with respect to proposed Acquisitions shall also apply to purported prior Acquisitions by any Person or group of Persons.

Section 4.3.3. Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.3.3(a) of this Article FOURTH, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article FOURTH by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.3.3(c) of this Article FOURTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer); and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.3.3(c) of this Article FOURTH. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article FOURTH inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 4.3.3(b) of this Article FOURTH, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e) If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article FOURTH, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Section 4.3.4. Legends; Compliance

(a) All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF CASUAL MALE RETAIL GROUP, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(b) The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article FOURTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(c) Nothing contained in this Article FOURTH shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article FOURTH, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders; (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer; (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders; (iv) whether an instrument constitutes a Corporation Security; (v) the amount (or fair market value) due to a Purported Transferee; (vi) the interpretation of the provisions of this Article FOURTH; and (vii) any other matters which the Board of Directors deems relevant. In the case of an ambiguity in the application of any of the provisions of this Article FOURTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article FOURTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article FOURTH. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article FOURTH to a committee of the Board of Directors as it deems advisable or necessary.

(d) Nothing contained in this Article FOURTH shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article FOURTH. This Article FOURTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e) If any provision of this Article FOURTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FOURTH.

4.4. Voting Power, Preferences, and Other Rights of Capital Stock. The voting power, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of the Common Stock and Preferred Stock are as follows:

Section 4.4.1. Common Stock. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors, but only when and as declared by the Board of Directors, out of any funds legally available for declaration of dividends, and subject to any provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained, requiring that dividends be declared, paid or set aside upon the outstanding shares of Preferred Stock of any series or upon the outstanding shares of any other class of capital stock ranking senior to the Common Stock as to dividends or that the Corporation fulfill any obligations it may have with respect to the redemption of any outstanding Preferred Stock as a condition to the declaration and/or payment of any dividend on the Common Stock; but no such provisions shall restrict the declaration of payment of any dividend or distribution on the Common Stock payable solely in shares of Common Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share pro rata in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of shares of Preferred Stock of any series and shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained.

Section 4.4.2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution of winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, rights, preferences and limitations of that series.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, has been executed by a duly authorized officer of the Corporation on this the __________th day of _____________, 2018.

DESTINATION XL GROUP, INC.

By:
Name:
Title:

Appendix B

Non-GAAP Financial Measures

The above discussion references non-GAAP measures that we use on a regular basis in order to track the progress of our business. These measures include EBITDA (earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA (EBITDA before impairment of assets) and free cash flow.  We believe these measures provide helpful information with respect to the Company’s operating performance.  In addition, we use EBITDA because it: (i) measures performance over the periods in which executives can have significant impact, (ii) is directly linked to our annual incentive plan and long-term growth plan, and (iii) is a key metric used by management and the Board to assess our operating performance. However, these measures may not be comparable to similar measures used by other companies and should not be considered superior to or as a substitute for operating income (loss), net income (loss) or cash flows from operating activities in accordance with GAAP.

The following is a reconciliation of Adjusted EBITDA and EBITDA from Net Loss, on a GAAP basis:

(in millions)	Fiscal 2017	Fiscal 2016	Fiscal 2015	Fiscal 2014	Fiscal 2013(1)
Net loss, on a GAAP basis	$(18.8)	$(2.3)	$(8.4)	$(12.3)	$(59.8)
Add back:
Provision for income taxes	2.6	(0.2)	(0.3)	(0.2)	(45.7)
Interest Expense	(3.4)	(3.1)	(3.0)	(2.1)	(1.0)
Depreciation and amortization	(31.1)	(30.2)	(28.4)	(23.7)	(19.3)
EBITDA	13.0	31.2	23.3	13.8	6.3
Deduct: Income (loss) from discontinued operations	—	—	—	(1.1)	0.5
EBITDA from continuing operations	$13.0	$31.2	$23.3	$14.9	$5.8
Impairment of assets	4.1	0.4	—	0.3	1.5
Adjusted EBITDA	$17.1	$31.6	$23.3	$15.2	$7.3

(1)	The net loss for fiscal 2013 includes a charge of $51.3 million to establish a full valuation allowance against our deferred tax assets.

The following is a reconciliation of Free Cash Flow from Cash Flow from Operating Activities:

(in millions)	Fiscal 2017	Fiscal 2016
Cash flow provided by operations activities, on a GAAP basis	$31.0	$35.0
Less: capital expenditures	$(22.6)	$(29.2)
Free cash flow	8.4	5.8

B-1

DESTINATION XL GROUP, INC.
Notice of 2018 Annual Meeting of
Stockholders and Proxy Statement
Thursday, August 9, 2018
9:30 A.M. EDT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and
return it in the enclosed
postage-paid envelope so
that you may be represented
at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

August 9, 2018

GO GREEN

e-consent makes it easy to go paperless.  With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.astfinancial.com  to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 9, 2018:

The Proxy Statement and 2018 Annual Report to Stockholders are available at http://investor.destinationxl.com/financial-information/annual-reports

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW.

		For	Against	Abstain

	Seymour Holtzman	☐	☐	☐

	David A. Levin	☐	☐	☐

	Jack Boyle	☐	☐	☐

	Lionel F. Conacher	☐	☐	☐

	John E. Kyees	☐	☐	☐

	Willem Mesdag	☐	☐	☐

	Ward K. Mooney	☐	☐	☐

	Mitchell S. Presser	☐	☐	☐

	Ivy Ross	☐	☐	☐

		For	Against	Abstain
2.	To approve, on an advisory basis, named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	☐	☐	☐
		For	Against	Abstain
3.

To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation to modify certain protective transfer restrictions designed to preserve its ability to utilize its net operating loss (“NOL”) carryforwards.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

		☐	☐	☐
		For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending February 2, 2019. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	☐	☐	☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND “FOR” EACH OF THE OTHER PROPOSALS.  RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED July 13, 2018.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 9, 2018

The undersigned stockholder of Destination XL Group, Inc. (the “Company”) hereby appoints Seymour Holtzman and David A. Levin, and each of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 9, 2018, at 9:30 A.M. local time, at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting.  The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on reverse side.)